Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SOLARIS ENERGY INFRASTRUCTURE, INC.,

ODYSSEY MERGER CO.,

OMEGA ACQUISITION HOLDINGS LLC,

OMEGA FOUNDATION SERVICES HOLDCO, INC.

and

ANDREW W. BENNETT

September 1, 2026

- i -

2.18	Affiliated Transactions	28
2.19	Employees	29
2.20	Customers and Suppliers	31
2.21	Accounts Receivable and Inventory	31
2.22	Warranty Work	32
2.23	Bank Accounts	32
2.24	Books and Records	32
2.25	Brokerage	32
2.26	Data Privacy and Security	32
2.27	No Critical Technologies, Infrastructure or Data U.S. Business	33
2.28	Government Contracts	33

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDER		35

3.01	Authorization; No Breach; Valid and Binding Agreement	35
3.02	Capitalization	35
3.03	Litigation	35
3.04	Governmental Consents, etc.	35
3.05	Brokerage	35
3.06	Investment Representations	36
3.07	No Reliance	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		36

4.01	Organization and Corporate Power	36
4.02	Authorization	37
4.03	No Violation	37
4.04	Governmental Authorities; Consents	37
4.05	Litigation	37
4.06	Brokerage	38
4.07	Capitalization	38
4.08	Parent Class A Shares	38
4.09	No Parent Material Adverse Effect	38
4.10	No Shareholder Approval	38
4.11	Certain Tax Matters	38
4.12	No Reliance	38

ARTICLE V COVENANTS OF THE SHAREHOLDER		39

5.01	Restrictive Covenants	39
5.02	Lockup	41
5.03	Directors and Officers Tail Policy	42

- ii -

ARTICLE VI COVENANTS OF PARENT		42

6.01	Books and Records	42
6.02	Covenants Regarding Information	42
6.03	Release of Guaranties	42

ARTICLE VII ADDITIONAL COVENANTS		43

7.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions; Indemnification	43
7.02	Tax Matters	49
7.03	Further Assurances	51
7.04	Disclosure Generally	51

ARTICLE VIII DEFINITIONS		51

8.01	Definitions	51
8.02	Other Definitional Provisions	65

ARTICLE IX MISCELLANEOUS		65

9.01	Press Releases and Communications	65
9.02	Expenses	66
9.03	Notices	66
9.04	Assignment	67
9.05	Severability	67
9.06	References	67
9.07	Construction	68
9.08	Amendment and Waiver	68
9.09	Complete Agreement	68
9.10	Third-Party Beneficiaries	68
9.11	Waiver of Trial by Jury	68
9.12	Data Room Deliveries	68
9.13	Specific Performance	68
9.14	Delivery	68
9.15	Counterparts	69
9.16	Governing Law	69
9.17	Consent to Jurisdiction	69
9.18	Prevailing Party	70
9.19	Payments under this Agreement	70
9.20	Release	70

- iii -

EXHIBITS

EXHIBIT A – INDEBTEDNESS PAYOFF SCHEDULE

EXHIBIT B – COMPANY TRANSACTION EXPENSES

EXHIBIT C – CLOSING CASH CONSIDERATION

EXHIBIT D – ESTIMATED CLOSING STATEMENT

EXHIBIT E – CLOSING SHARES

EXHIBIT F – INDEMNITY SHARES

EXHIBIT G – NET WORKING CAPITAL CALCULATION

EXHIBIT H – SPECIFIC LIABILITIES

- i -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 1, 2026 (the “Closing Date”), is made by and among Solaris Energy Infrastructure, Inc., a Delaware corporation (“Parent”), Odyssey Merger Co., a Delaware corporation (“Merger Sub I”), Omega Acquisition Holdings LLC, a Delaware limited liability company (“Merger Sub II”), Omega Foundation Services Holdco, Inc., a Delaware corporation (“Omega Holdco”), and Andrew W. Bennett, an individual residing in the State of Louisiana, as the sole shareholder of Omega Holdco (the “Shareholder”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE VIII below.

WHEREAS, Omega Foundation Services, Inc. (the “Predecessor Corporation”) was originally incorporated in the State of Louisiana on January 7, 2020, and immediately prior to the Contribution, the Shareholder owned all of the issued and outstanding shares of capital stock of the Predecessor Corporation;

WHEREAS, (i) the Shareholder incorporated Omega Holdco in the State of Delaware on August 26, 2026; (ii) on August 26, 2026, the Shareholder contributed all of the issued and outstanding shares of capital stock of the Predecessor Corporation to Omega Holdco (the “Contribution”), and from and after the Contribution and until the First Merger, the Shareholder owned and has owned all of the issued and outstanding shares of capital stock of Omega Holdco; (iii) on August 27, 2026, Omega Holdco filed an IRS Form 8869 to elect to treat the Predecessor Corporation as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code, with such election made effective as of the date of the Contribution (the “QSub Election”); and (iv) on August 28, 2026, the Shareholder and Omega Holdco converted (the “Conversion”) the Predecessor Corporation into a Delaware limited liability company named Omega Foundation Services LLC (the “Company”, and together with Omega Holdco, the “Acquired Companies”, and all the transactions, actions and filings set forth in this recital are collectively, the “Reorganization”);

WHEREAS, the respective boards of directors of Omega Holdco and Parent have determined that it would be advisable and in the best interests of the shareholders of their respective companies that (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I merge with and into Omega Holdco (the “First Merger”), with Omega Holdco to survive the First Merger and to become a direct wholly-owned Subsidiary of Parent, and (ii) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the DGCL, on the Closing Date and immediately following the First Merger, Omega Holdco merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers”), with Merger Sub II to survive the Second Merger as a direct wholly-owned Subsidiary of Parent, in each case on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Shareholder is consenting to the adoption of this Agreement in writing in accordance with Section 228 of the DGCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I shall be merged with and into Omega Holdco in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the First Merger, Omega Holdco shall continue as the surviving corporation in the First Merger (the “First Surviving Company”) and the separate corporate existence of Merger Sub I shall cease.

(b) On the Closing Date, immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II in accordance with the terms of, and subject to the conditions set forth in, this Agreement, and the DLLCA and the DGCL. Following the Second Merger, Merger Sub II shall continue as the surviving company in the Second Merger (the “Second Surviving Company”) and a direct, wholly-owned Subsidiary of Parent.

1.02 First Effective Time and Second Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Omega Holdco, Parent and Merger Sub I shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “First Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL (the “First Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time, the First Surviving Company, Parent and Merger Sub II shall cause a Certificate of Merger meeting the requirements of Section 18-209 of the DLLCA and Section 264 of the DGCL (the “Second Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DLLCA and the DGCL. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DLLCA and the DGCL (the “Second Effective Time”); provided that in any case, the Second Effective Time shall occur immediately following the First Effective Time.

1.03 Effects of the Mergers.

(a) At and after the First Effective Time, the First Merger shall have the effects set forth in the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the First Effective Time, the separate existence of Omega Holdco and Merger Sub I will cease and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of Omega Holdco and Merger Sub I shall vest in the First Surviving Company, and all debts, liabilities, obligations and duties of Omega Holdco and Merger Sub I shall become the debts, liabilities, obligations and duties of the First Surviving Company as if the First Surviving Company had itself incurred them.

(b) At and after the Second Effective Time, the Second Merger shall have the effects set forth in the Second Certificate of Merger and the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Second Effective Time, the separate existence of the First Surviving Company and Merger Sub II will cease and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all debts, liabilities, obligations and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the Second Surviving Company as if the Second Surviving Company had itself incurred them.

1.04 Governing Documents.

(a) The certificate of incorporation and bylaws of Omega Holdco in effect immediately prior to the First Effective Time shall be the certificate of incorporation and bylaws of the First Surviving Company as of the First Effective Time, until duly amended in accordance with applicable Laws.

(b) The certificate of formation and limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Second Surviving Company as of the Second Effective Time, until duly amended in accordance with applicable Laws.

1.05 Directors and Officers. The directors and officers of Merger Sub I immediately prior to the First Effective Time shall be the directors and officers of the First Surviving Company as of the First Effective Time. The officers of the First Surviving Company immediately prior to the Second Effective Time shall be the officers of the Second Surviving Company as of the Second Effective Time.

1.06 Conversion of Outstanding Shares in First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of any party:

(a) Each share of common stock, no par value per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall remain outstanding and shall represent one share of common stock, no par value per share, of the First Surviving Company (“First Surviving Company Common Stock”), so that, after the First Effective Time, Parent shall be the holder of all of the issued and outstanding shares of First Surviving Company Common Stock.

(b) Each share of Holdco Common Stock outstanding immediately prior to the First Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) (i) shall be converted into the right to receive the consideration set forth in Sections 1.08(b) and 1.12(c)(i) of this Agreement and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(c) Each share of Holdco Common Stock held in the treasury of Omega Holdco immediately prior to the First Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

1.07 Closing of Transfer Books. From and after the First Effective Time, the stock transfer books of Omega Holdco shall be closed and no transfer of Holdco Common Stock that was outstanding immediately prior to the First Effective Time shall thereafter be made. From and after the First Effective Time, the holders of Certificates evidencing ownership of Outstanding Common Shares immediately prior to the First Effective Time shall cease to have any rights with respect to such Outstanding Common Shares, except as otherwise provided for in this Agreement or by applicable Law.

1.08 Payments.

(a) Indebtedness and Company Transaction Expenses. At the Closing, Parent shall pay or cause to be paid the following amounts:

(i) on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of the Indebtedness (as set forth on the Indebtedness Payoff Schedule attached as Exhibit A hereto) by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(ii) on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of all Company Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Company Transaction Expenses are due as set forth on Exhibit B hereto.

(b) Payments to the Shareholder. At the Closing, Parent shall pay or cause to be paid to the Shareholder following delivery of a completed and duly executed letter of transmittal (the “Letter of Transmittal”) on or prior to the Closing Date, with respect to the Outstanding Common Shares:

(i) the Closing Cash Consideration by wire transfer of immediately available funds to the account of the Shareholder set forth on Exhibit C hereto. The Shareholder acknowledges and agrees Parent will have no responsibility to see to the payment of the Closing Cash Consideration to the Shareholder, Parent’s sole responsibility being to make payment of the Closing Cash Consideration to the account set forth on Exhibit C hereto.

(ii) the Closing Shares in book-entry form, which Closing Shares shall contain or be subject to the standard private placement legend applied to Parent Class A Shares that are issued pursuant to an exemption from the SEC’s registration requirements (the “Private Placement Legend”) on the books and records of the Transfer Agent;

(iii) the Indemnity Shares in book-entry form, which Indemnity Shares shall contain or be subject to (x) the Private Placement Legend, and (y) the Indemnity Legend, in each case on the books and records of Parent or the Transfer Agent, as applicable; and

(iv) cash in lieu of any fractional Parent Class A Shares (otherwise payable as Equity Consideration) in an amount equal to the product of (x) such fraction and (y) the Closing Price as of the Closing Date of the Parent Class A Shares. Notwithstanding anything to the contrary contained herein, no dividend or distribution with respect to Parent Class A Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of Parent.

(c) Evidence of No Liens. Omega Holdco and the Shareholder acknowledge that, if there were any Liens existing on any shares of Holdco Common Stock as of the Closing Date or otherwise prior to the date of the Letter of Transmittal delivered by the Shareholder to Parent (including any Liens of which any of Omega Holdco, the First Surviving Company or Parent have made the Shareholder aware) and Parent has reasonably reliable evidence of the existence of any such Liens, Parent may require the Shareholder to present evidence of the termination, extinguishment, release and removal of any such Liens, in form reasonably satisfactory to Parent, before Parent accepts the Letter of Transmittal from the Shareholder and exchanges the Shareholder’s Certificates representing Holdco Common Stock for the Closing Cash Consideration and the Equity Consideration.

1.09 Conversion of Securities in Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party:

(a) Each share of First Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall cease to be outstanding, shall be canceled and retired and cease to exist.

(b) Each limited liability company interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Second Surviving Company, and Parent shall continue as the sole member of the Second Surviving Company.

1.10 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually, contemporaneously with the execution and delivery of this Agreement, by conference call and electronic (i.e., email/pdf) exchange of documents.

1.11 The Closing Transactions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Omega Holdco and the Shareholder shall deliver or cause to be delivered to Parent:

(i) (A) appropriate evidence of releases of any Liens (other than any Permitted Liens) related to the Holdco Common Stock, the equity interests of the Company and the assets and properties of the Acquired Companies and payoff letters with respect to any Indebtedness set forth on the Indebtedness Payoff Schedule attached as Exhibit A hereto outstanding as of the Closing (in each case in a form reasonably satisfactory to Parent), and (B) a payoff and settlement letter, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Toby Wayne Hollier (the “Payoff and Settlement Letter”);

(ii) copies of the third party consents listed on Schedule 1.11(a)(ii);

(iii) a properly completed IRS Form W-9 of the Shareholder, certifying that the Shareholder is not subject to U.S. federal backup withholding taxes, dated as of the Closing Date and duly executed by the Shareholder;

(iv) a copy of a certificate of existence and good standing for each Acquired Company issued by the Secretary of State of the State of Delaware, dated as of a date that is no earlier than 10 Business Days prior to the Closing Date;

(v) invoices or good faith reasonable estimates from each of the applicable service providers for the outstanding Company Transaction Expenses as of the Closing Date;

(vi) a Master Lease Agreement between Landlord and the Company, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Landlord and the Company;

(vii) a Termination Agreement between Bennett Aviation and the Company, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Bennett Aviation and the Company;

(viii) a termination of the East Feliciana Parish Lease, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Landlord and the Company;

(ix) a termination of the Orange County Lease, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Landlord and the Company;

(x) a termination of the Southaven Lease, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and duly executed by Landlord and the Company;

(xi) evidence reasonably satisfactory to Parent that the Company’s registration in the System for Award Management (SAM.gov) is current and in good standing as of the Closing Date;

(xii) evidence reasonably satisfactory to Parent of the successful consummation of the Reorganization, including true, correct and complete copies of the Reorganization Documents; and

(xiii) evidence reasonably satisfactory to Parent of the Company’s procurement of the “tail” insurance policy pursuant to Section 5.03.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall deliver, pay or issue, or cause to be delivered, paid or issued, as the case may be, the payments and other consideration required to be delivered, paid or issued by Parent in Section 1.08.

(c) Pursuant to Section 1.02(a), Omega Holdco, Parent and Merger Sub I shall cause the First Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

1.12 Purchase Price Adjustments.

(a) Set forth on Exhibit D hereto is Omega Holdco’s and the Company’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), Cash on Hand (the “Estimated Cash on Hand”), Indebtedness (the “Estimated Indebtedness”) and Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and the resulting calculation of the Estimated Cash Merger Consideration. The Estimated Cash Merger Consideration has been prepared in accordance with the definitions set forth in this Agreement.

(b) As promptly as possible, but in any event within 90 days after the Closing Date, Parent will cause the Company to deliver to the Shareholder (i) a balance sheet of the Acquired Companies (the “Closing Balance Sheet”) and (ii) a statement showing the Company’s calculation of Net Working Capital, Cash on Hand, Indebtedness and Company Transaction Expenses, and the resulting calculation of the Cash Merger Consideration (together with the Closing Balance Sheet, the “Preliminary Closing Statement”). The Closing Balance Sheet shall be prepared in accordance with the definitions set forth in this Agreement. During the 45 days after delivery of the Preliminary Closing Statement, Parent shall cause the Company to give the Shareholder and his accountants reasonable access to review the Company’s books and records and work papers related to the preparation of the Preliminary Closing Statement for purposes of the Shareholder’s review of the Preliminary Closing Statement. The Shareholder and his accountants may make inquiries of the Company and its accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of his review thereof, and Parent shall cause the Company to use commercially reasonable efforts to cause any such accountants to provide reasonable cooperation with and reasonably promptly respond to such inquiries; provided, however, that the accountants of the Company shall not be obligated to make any working papers available to the Shareholder unless the Shareholder has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. If the Shareholder has any objections to the Preliminary Closing Statement, the Shareholder shall deliver to Parent a statement setting forth in reasonable detail his objections thereto and the basis for such objections (an “Objections Statement”). If an Objections Statement is not delivered to Parent within 45 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto. The Shareholder and Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 Business Days after the delivery of the Objections Statement, the Shareholder and Parent shall submit such dispute to the Houston, Texas office of Grant Thornton LLP (the “Dispute Resolution Firm”). The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the Shareholder and Parent are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness and Company Transaction Expenses, as applicable, contained in this Agreement. The Shareholder and Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Firm (who shall be acting as an expert and not as an arbitrator) to resolve all disagreements as soon as practicable and in any event within 30 days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the submissions by Parent and the Shareholder which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Parent and the Shareholder will cooperate in good faith with the Dispute Resolution Firm during the term of its engagement. The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto and their Affiliates. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if the Shareholder submits an Objections Statement for $1,000, and if Parent contests only $500 of the amount claimed by the Shareholder, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Shareholder $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to Parent and 40% (i.e., 200/500) to the Shareholder.

If the Houston, Texas office of Grant Thornton LLP is unable or unwilling to accept the assignment to act as the Dispute Resolution Firm, the Shareholder and Parent shall work in good faith to appoint another mutually acceptable nationally recognized accounting firm as the Dispute Resolution Firm. If, after 15 days of working in good faith to identify another nationally recognized accounting firm, the Shareholder and Parent are unable to agree upon such alternative Dispute Resolution Firm, the

Shareholder and Parent shall submit such dispute to binding arbitration with the American Arbitration Association (“AAA”) for resolution as described and limited above and pursuant to the rules and procedures of the AAA. The tribunal will be comprised of a single arbitrator with the seat of arbitration in Houston, Texas. If the Shareholder and Parent cannot agree on a single arbitrator within 10 days of the submission of the notice of arbitration to the AAA, a single arbitrator shall be appointed by the AAA. The arbitrator shall have at least 10 years of relevant experience at an independent nationally recognized public accounting firm and have substantial experience resolving post-closing purchase price adjustment disputes, including disputes involving the determination of net working capital, cash, indebtedness, and transaction expenses, and the application of GAAP in connection therewith. Such arbitrator will be required by the parties to follow the procedures specified above in this Section 1.12(b), and the costs and expenses of such arbitrator will be borne as provided above in this Section 1.12(b).

(c) Post-Closing Adjustment Payment.

(i) If the Cash Merger Consideration is greater than the Estimated Cash Merger Consideration (the amount of such difference, the “Upward Adjustment Amount”), Parent shall deliver to the Shareholder (x) the Upward Adjustment Amount plus (y) the Holdback Amount.

(ii) If the Cash Merger Consideration is less than the Estimated Cash Merger Consideration (the amount of such difference is the “Downward Adjustment Amount”), Parent shall be entitled to retain the Holdback Amount, provided that (x) if the Holdback Amount is greater than the Downward Adjustment Amount, Parent shall deliver to the Shareholder the amount by which the Holdback Amount exceeds the Downward Adjustment Amount, and (y) if the Downward Adjustment Amount is greater than the Holdback Amount, the Shareholder shall be responsible to deliver to Parent the amount by which the Downward Adjustment Amount exceeds the Holdback Amount.

Any amount required to be paid by a party pursuant to this Section 1.12(c) will be paid promptly, but in any event within five Business Days after the determination of the final Cash Merger Consideration in accordance with Section 1.12(b), by wire transfer of immediately available funds. Any amount required to be paid to the Shareholder pursuant to this Section 1.12(c) will be paid to the account of the Shareholder set forth on Exhibit C hereto, and the Shareholder acknowledges and agrees Parent will have no responsibility to see to the payment of such amount to the Shareholder, Parent’s sole responsibility being to make payment to the account of the Shareholder set forth on Exhibit C hereto.

1.13 Withholding Rights. Each of Parent, Omega Holdco, the Company, and the Transfer Agent shall be entitled to withhold and deduct from any payments or consideration payable pursuant to this Agreement such amounts that such Person is required by applicable Law to deduct and withhold; provided that the applicable withholding agent shall use commercially reasonable efforts to provide the Shareholder with at least five days’ prior written notice of any intended withholding or deduction on any payments or consideration payable to the Shareholder pursuant to this Agreement (other than any deduction or withholding (i) resulting from the Shareholder’s failure to deliver a valid IRS Form W-9 certifying that the Shareholder is not subject to U.S. federal backup withholding taxes or (ii) relating to amounts treated as compensation for applicable Tax purposes) and shall reasonably cooperate with the Shareholder to reduce or eliminate any such withholding or deduction to the extent such reduction or elimination is permitted pursuant to applicable Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

CONCERNING THE ACQUIRED COMPANIES

Except as set forth in the Schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and each Section of which shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedules if it is readily apparent on its face based on a plain reading of such information that such disclosure is applicable to such other Section of the Disclosure Schedules, Omega Holdco represents and warrants to Parent and Merger Subs as of the Closing Date that:

2.01 Organization and Corporate Power. Omega Holdco (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby, and (c) is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to be, individually or in the aggregate, material to the Business. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted, and (iii) is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to be, individually or in the aggregate, material to the Business. Copies of the Acquired Companies’ organizational documents, including all amendments thereto prior to the Closing Date, and their stock or other equity interest records have been made available to Parent and Merger Subs and are true and complete. No Acquired Company is in default under, or in violation of, any provision of its organizational documents. Schedule 2.01 sets forth a correct and complete list of the directors, managers and officers of each Acquired Company. Except for organizational matters and except for the execution, delivery and performance of this Agreement, Omega Holdco has not, since its date of incorporation, engaged in any businesses, operations or activities, owned or leased any properties or assets (other than the equity interests of the Company), entered into any Contracts (except this Agreement and the other agreements and instruments contemplated hereby to which Omega Holdco is a party) or incurred any Indebtedness or other Liabilities. As of the Closing Date, all of the actions to complete the Reorganization have been consummated in accordance with applicable Laws, and the documents necessary to complete the Reorganization (the “Reorganization Documents”) have been duly authorized, executed, delivered and performed in all respects. As of the Closing Date, any Reorganization Document that is required to be filed with or approved by any Governmental Authority has been filed or approved, as applicable, and the Shareholder and Omega Holdco have provided evidence of such filings or approvals to Parent and Merger Subs.

2.02 Subsidiaries. Except for the limited liability company interests of the Company, Omega Holdco does not (i) own or hold (beneficially or of record) any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, corporation, organization or entity or (ii) have any obligation to make any direct or indirect investment in, or capital contribution to, any Person. The Company does not (i) own or hold (beneficially or of record) any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, corporation, organization or entity or (ii) have any obligation to make any direct or indirect investment in, or capital contribution to, any Person.

2.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which an Acquired Company is a party, and the consummation by the Acquired Companies of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite action, and no other act or proceeding on any Acquired Company’s part is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. Omega Holdco has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and each of the other agreements and instruments contemplated hereby to which an Acquired Company is a party has been duly executed and delivered by such Acquired Company, and assuming that this Agreement and each of the other agreements and instruments contemplated hereby to which an Acquired Company is a party has been duly executed and delivered by Parent and Merger Subs (as applicable), this Agreement and each of the other agreements and instruments contemplated hereby to which such Acquired Company is a party constitutes a valid and binding obligation of such Acquired Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as set forth on Schedule 2.03, the execution, delivery and performance by an Acquired Company of this Agreement and the other agreements and instruments contemplated hereby to which such Acquired Company is a party, and the consummation of the transactions contemplated hereby and thereby, (i) do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of such Acquired Company’s organizational documents, and (ii) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of such Acquired Company under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, any Contract (excluding leases of movable equipment) to which such Acquired Company is bound, or any Law, statute, rule or regulation or order, judgment or decree to which such Acquired Company is subject, except, in the case of this clause (ii), for any approval required under the HSR Act or where the failure of any of the foregoing to be true would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) No holder of Outstanding Common Shares has demanded or perfected the right, if any, for appraisal of such Outstanding Common Shares in accordance with the provisions of Section 262 of the DGCL.

2.04 Capitalization.

(a) The authorized capital stock of Omega Holdco consists solely of 1,000 shares of common stock, no par value per share (“Holdco Common Stock”), of which 100 shares of Holdco Common Stock are outstanding. Other than as set forth in Schedule 2.04(a), there are no outstanding subscriptions, options, restricted stock, warrants, calls, appreciation rights, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity or equity-based interests to which Omega Holdco is a party obligating Omega Holdco to (i) issue, transfer or sell any shares of capital stock or other equity interests of Omega Holdco or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, restricted stock, warrant, call, appreciation rights, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(b) Schedule 2.04(b) accurately sets forth, as of the Closing Date, the name of each Person that is the record owner as reflected in the stock records of Omega Holdco of any shares of Holdco Common Stock, whether vested or unvested, and the number of such shares so owned by such Person, and the number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of Omega Holdco. All issued and outstanding shares of Holdco Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person and (iii) were issued in compliance with all applicable securities laws.

(c) Omega Holdco is the sole legal and beneficial owner of 100% of the limited liability company interests of the Company. Other than such limited liability company interests owned by Omega Holdco, there are no outstanding subscriptions, options, restricted stock, warrants, calls, appreciation rights, convertible securities or other similar rights, agreements or commitments relating to the issuance of limited liability company interests or other equity or equity-based interests to which the Company is a party obligating the Company to (i) issue, transfer or sell any equity interests of the Company or securities convertible into or exchangeable for such equity interests, (ii) grant, extend or enter into any such subscription, option, profits interest, restricted equity interest, warrant, call, appreciation rights, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(d) All the equity interests (including the pre-Conversion shares of capital stock) of the Company (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person and (iii) were issued in compliance with all applicable securities laws.

(e) There are no bonds, debentures, notes or other Indebtedness of any Acquired Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equity interest holder of an Acquired Company, in such equity interest holder’s capacity as an equity interest holder of an Acquired Company, may vote.

2.05 Financial Statements.

(a) Schedule 2.05(a) consists of the Company’s (i) audited consolidated balance sheet as of December 31, 2023, December 31, 2024, and December 31, 2025, and audited statements of income, cash flows and changes in stockholders’ equity for the years then ended, together with all related notes thereto, and (ii) unaudited balance sheet as of July 31, 2026 (the “Latest Balance Sheet”), and unaudited statements of income, cash flows and changes in stockholders’ equity for the seven-month period then ended (the financial statements in clauses (i) and (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 2.05(a), the Financial Statements have been based upon the information contained in books and records of the Company, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates and for the periods referred to therein, subject to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments (none of which footnote disclosures or changes would, individually or in the aggregate, be material to the Business, operations, assets, liabilities, financial position or condition, operating results or cash flow of the Company).

(b) No Acquired Company has any Liabilities, whether or not required by GAAP to be reflected in a consolidated balance sheet of such Acquired Company or the notes thereto, except (i) Liabilities or obligations reflected on or reserved against on the Latest Balance Sheet, (ii) Liabilities that were incurred by the Company after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, infringement, tort, or violation of Law), (iii) Liabilities of the Company arising under the executory portion of any Contract and (iv) Liabilities set forth on Schedule 2.05(b).

(c) The Company does not generate revenue, have a presence or carry on any Business outside of the United States.

(d) The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP.

2.06 Absence of Certain Developments. Since December 31, 2025, there has occurred no event, change, circumstance, occurrence, fact, condition, effect or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect. Except as set forth on Schedule 2.06, since December 31, 2025, (i) the Company has conducted its business in all material respects only in the ordinary course of business consistent with past practice, (ii) the Company has not suffered any material loss, damage, destruction or other casualty affecting its material properties or assets, and (iii) the Company has not:

(a) except in connection with the Conversion, amended its organizational documents;

(b) borrowed any amount or incurred or become subject to any Indebtedness or other material Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice, Liabilities under Contracts entered into in the ordinary course of business consistent with past practice);

(c) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(d) sold, assigned, transferred, leased or licensed or otherwise encumbered all or any material portion of its tangible assets, except in the ordinary course of business consistent with past practice;

(e) (i) sold, assigned, transferred, leased, licensed, sublicensed or otherwise encumbered any Intellectual Property owned by the Company or necessary for or used in the Business, except in the ordinary course of business consistent with past practice, (ii) disclosed any proprietary confidential information or trade secrets to any Person that is not an Affiliate of the Company, except pursuant to a valid and binding non-disclosure or confidentiality agreement or (iii) abandoned or permitted to lapse any Intellectual Property (including registrations and applications for registrations of Intellectual Property) necessary for or used in the Business;

(f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible, exchangeable or exercisable into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, or any notes, bonds or debt securities;

(g) made any material capital investment in, or any loan or advance to, or guaranty for the benefit of, any other Person;

(h) directly or indirectly acquired any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entered into any joint venture, strategic alliance or similar contract or arrangement;

(i) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise materially altered the Company’s organizational structure;

(j) amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of the Company’s rights thereunder;

(k) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or other equity securities or redeemed, purchased, or otherwise acquired any of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(l) made any capital expenditures or commitments therefor in excess of $25,000;

(m) entered into any Affiliated Transaction or made any material loan to, or entered into any other material transaction with, any of its directors, officers, or employees outside the ordinary course of business consistent with past practice;

(n) (i) entered into or promised to enter into any Contract with any employee, independent contractor or director with payments exceeding $150,000 per year or any collective bargaining agreement, or modified the terms of any such existing Contract or agreement or (ii) announced, made, or granted any bonus, incentive awards, retention or other change in control bonuses, equity or equity-based compensation, or severance payments or rights, or any wage, salary or other compensation increase to any employee or group of employees, independent contractors, or directors other than in the ordinary course of business consistent with past practice;

(o) made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment Contracts with annual payments exceeding $150,000 per year;

(p) discharged or satisfied any material Lien (other than any Permitted Lien) or paid any material obligation or material Liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(q) except in the ordinary course of business consistent with past practice, (i) made or granted or promised to grant any material increase in any benefits under an employee benefit plan, policy or arrangement, or (ii) materially amended or materially terminated any existing employee benefit plan, policy or arrangement or adopted any new material employee benefit plan, policy or arrangement;

(r) suffered any damage, destruction or casualty loss exceeding, in the aggregate, $250,000, whether or not covered by insurance;

(s) made any change in any accounting policies or principles;

(t) made, revoked or modified any material Tax election, settled or compromised any material Tax liability or filed any material Tax Return other than on a basis consistent with past practice;

(u) entered into any Material Contract or real property lease other than in the ordinary course of business consistent with past practice;

(v) canceled, compromised, waived or released any right or claim of material value;

(w) commenced or settled any Claim (other than immaterial Claims);

(x) entered into any new line of business; or

(y) entered into any Contract, written or oral, to take any of the foregoing actions described in clauses (a) through (x) above.

2.07 Title to Properties.

(a) Except as set forth on Schedule 2.07(a), the Company owns good title to, or holds pursuant to valid and enforceable leases or subleases, all of the tangible personal property and tangible assets shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and such tangible personal property and tangible assets are all of the tangible assets used in or reasonably necessary for the conduct of the Company’s business as it is being conducted as of the Closing Date.

(b) The real property demised by the leases described by, among other things, street address, lessor and lessee designation, rental amount currently being paid, and term expiration on Schedule 2.07(b) constitutes all of the real property leased, subleased, licensed, contracted or otherwise occupied by the Company (the “Leased Real Property”). Except as set forth on Schedule 2.07(b), the Real Property Leases are in full force and effect, and the Company holds a legal, valid and existing leasehold interest under each such lease, free and clear of all Liens, except for Permitted Liens, and the Real Property Leases are valid and binding obligations of the other party or parties thereto, enforceable in accordance with their terms. Complete and accurate copies of all of the leases, licenses, or other occupancy agreements of the Company are described on Schedule 2.07(b), including all amendments, assignments, extensions, renewals, guaranties, lease notices, estoppels, and other agreements with respect thereto (collectively, “Real Property Lease(s)”), have been made available to Parent and Merger Subs. None of such leases have been modified, except for such modifications that are disclosed by the copies delivered or made available to Parent and Merger Subs. All Real Property Leases have been negotiated and entered into on an arm’s length basis; the rental rates, economic terms, and other material provisions contained in such leases reflect market terms and conditions prevailing at the time such leases were executed, and no such lease contains any terms or provisions that were structured or agreed upon for the purpose of providing a benefit to, or receiving a benefit from a related party, insider, or Affiliate of the

Company that would not have been provided to an unrelated third-party tenant or landlord in an arm’s length transaction. Neither the Company, nor any landlord party, is in default under any of such leases or any other agreement pertaining to the Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Real Property Lease. The transactions contemplated by this Agreement do not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under any such lease, or otherwise cause any such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The Company’s possession and quiet enjoyment of the Leased Real Property under the Real Property Leases has not been disturbed and there are no ongoing disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any such Real Property Lease has been applied in respect of a breach or default under any such Real Property Lease which has not been redeposited in full. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Real Property Lease or any portion thereof. The Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease.

(c) Except as set forth on Schedule 2.07(c), the Company does not own, and the Company has never owned, any real property.

(d) The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

(e) The Improvements are in good condition and repair, ordinary wear and tear excluded, and sufficient for the current and continued operation of the Business. To the Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business. To the Company’s Knowledge, there are no capital improvements or repairs planned or necessary for the Improvements or Leased Real Property, nor are there any unpaid assessments for the same under any Real Property Lease.

(f) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(g) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, board of fire underwriters, associations or any other entities having jurisdiction over the Leased Real Property, which are required or appropriate to use or occupy the Leased Real Property or operate the Business as currently conducted, have been issued and are in full force and effect. Schedule 2.07(g) lists all material Real Property Permits held by the Company with respect to each Leased Real Property. True and complete copies of all Real Property Permits have been made available to Parent and Merger Subs. The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action. The Real Property Permits will continue to be valid and effective following the consummation of the transactions contemplated hereby without the consent or approval of the issuing Governmental Authority or entity, no disclosure, filing or other action by the Company is required in connection with the transactions contemplated hereby, and neither Parent nor any of its Affiliates (including, after the Closing, the Company) shall be required to assume any additional Liabilities or obligations under the Real Property Permits as a result of such transactions.

(h) Each parcel of Leased Real Property has direct access to a public street adjoining the Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property. To the Company’s Knowledge, no fact or condition exists which would result in the termination of the current access from each parcel of the Leased Real Property, except where such termination would not, individually or in the aggregate, materially interfere with the conduct of the Business at such Leased Real Property.

(i) The use and operation of the Leased Real Property and the conduct of the Business at the Leased Real Property do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, and the Company has not received any written notice that any zoning or building code, ordinance, order or regulation is, or will be, violated by the continued maintenance, operation or use of any buildings or other improvements on the Leased Real Property. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company.

(j) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Leased Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Leased Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property. To the Company’s Knowledge, no fact or condition exists which would result in the termination of continued use, operation, maintenance, repair and replacement of all existing and currently committed utility lines used by the Company in connection with the Business, except where such termination would not, individually or in the aggregate, materially interfere with the conduct of the Business at any Leased Real Property.

2.08 Condition and Sufficiency of Assets.

(a) The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or used by the Company (i) have been maintained in all material respects in accordance with generally accepted industry practice, and (ii) are in good operating condition and repair, and adequate for the uses to which they are being put, and none of furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or used by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the manner conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(b) All tangible assets owned or leased by the Company are located on Leased Real Property, on location with a customer of the Company in accordance with the records of the Company or in transit between such customer location and Leased Real Property in the ordinary course of business. The Company has not made any unfulfilled commitments for the acquisition of any material tangible assets other than replacement parts in the ordinary course of business.

2.09 Tax Matters.

(a) Each Acquired Company has timely filed all Tax Returns which are required to be filed by it. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown on any Tax Returns) required to be paid by each Acquired Company have been timely paid by it.

(b) Each Acquired Company has properly withheld or collected and timely paid to the appropriate Governmental Authorities all Taxes required to have been withheld or collected and paid pursuant to applicable Tax Laws, and each Acquired Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from collecting or withholding and remitting any Taxes and has complied with all information reporting requirements, including IRS Forms 1099 and W-2 (and any state, local, or non-U.S. equivalent forms) that are required to have been filed with the appropriate Governmental Authorities or provided to the appropriate Persons.

(c) The unpaid Taxes of the Acquired Companies did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (but excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing their financial statements and filing their Tax Returns.

(d) Since the date of the Latest Balance Sheet, no Acquired Company has (i) except for the QSub Election, made, changed, rescinded, or revoked any election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with the past practice of the applicable Acquired Company with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will increase the Liability for Taxes of any of the Acquired Companies after the Closing, (v) incurred any Liability for Taxes other than in the ordinary course of business, (vi) settled any claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes.

(e) There are no commenced, ongoing, pending or threatened Claims by any Governmental Authority in respect of Taxes with respect to any Acquired Company, and neither the Shareholder nor any Acquired Company has received any notice from any Governmental Authority of any proposed adjustment of, or an intent to open a Claim in respect of, any Taxes or Tax Returns with respect to any Acquired Company.

(f) No Acquired Company has waived any statute of limitations with respect to Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law, in each case which is currently in effect. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(g) No written Claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such type of Tax Return or pay such type of Tax in that jurisdiction.

(h) No Acquired Company has participated in, is currently participating in, or has any Liability for the payment of any Tax resulting from a Person’s participation in: (i) any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Tax Law. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 or Section 6662A of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(i) No Acquired Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority that could be subject to termination or recapture at or following the Closing.

(j) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(k) No Acquired Company is a party to any Contract that has resulted, or reasonably could result, individually or in the aggregate, (i) in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up, or otherwise compensate any Person, in whole or in part, for the interest or additional Tax set forth under Sections 409A or 4999 of the Code that is imposed on such Person or any other Person.

(l) No Acquired Company has been a member of an affiliated, aggregate, combined, consolidated, unitary, or similar Tax group (other than a group the common parent of which is Omega Holdco) for purposes of filing any Tax Return and does not otherwise have any Liability with respect to the Taxes of any other Person as a result of having been a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group for Tax purposes, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law). No Acquired Company has any Liability for Taxes of any other Person as a transferee, successor, by Contract (other than any such Contract entered in the ordinary course of business that does not principally relate to Taxes), or otherwise.

(m) No Acquired Company is a party to or bound by, and has no obligation under, any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating to Taxes (excluding any Contract entered in the ordinary course of business that does not principally relate to Taxes).

(n) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed before the Closing Date; (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received or deferred revenue accrued on or before the Closing Date; (vi) modification or forgiveness of any indebtedness made or occurring before the Closing; or (vii) use of the long-term contract method of accounting. No Acquired Company has ever used the cash method of accounting for U.S. federal income tax purposes (or, where applicable, state, local, or non-U.S. Tax purposes).

(o) No Acquired Company has a permanent establishment (within the meaning of any applicable Tax treaty or convention or other applicable Laws) or an office or fixed place of business in a country other than the country in which it is organized, and no Acquired Company is subject to Tax (other than a withholding Tax that is collected at the source) in any country other than the country in which it is organized.

(p) No Acquired Company has distributed equity interests of another Person, or had its equity interests distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 or 361 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

(q) No Acquired Company is a party to any joint venture, partnership, or Contract which is treated as a partnership for U.S. federal income tax purposes. No Acquired Company has ever owned an interest in any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(r) Each Acquired Company is in compliance with applicable escheat, unclaimed property, or similar Laws and has timely paid to the appropriate Governmental Authorities all amounts required to be paid by such Acquired Company thereunder.

(s) The Predecessor Corporation made a valid election to be an S corporation pursuant to Section 1362 of the Code (and, where applicable, valid state and local S corporation elections), the Predecessor Corporation was a valid S corporation for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) at all times since its formation and until the Contribution (the “Predecessor Corporation’s S Period”), and Omega Holdco has been a valid S corporation for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) at all times since the Contribution (the “Omega Holdco S Period”). No Governmental Authority has challenged or is challenging the Predecessor Corporation’s qualification as an S corporation for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) with respect to the Predecessor Corporation’s S Period or Omega Holdco’s qualification as an S corporation for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) with respect to the Omega Holdco S Period.

(t) The Predecessor Corporation was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (or any corresponding similar provision of state and local Tax Law) at all times since the Contribution and until the Conversion (the “Predecessor Corporation’s QSub Period”). No Governmental Authority has challenged or is challenging the Company’s qualification as a qualified subchapter S subsidiary for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) with respect to the Predecessor Corporation’s QSub Period.

(u) The Company has been disregarded as an entity separate from Omega Holdco for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes) at all times since the Conversion, and no election has been filed or made to change such classification for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes).

(v) None of the Acquired Companies has ever made a PTET Election.

(w) All Tax credits claimed and Tax refunds obtained by each Acquired Company have been validly claimed or obtained, including any employee retention credits pursuant to the CARES Act (or any similar or corresponding credits under state, local, or non-U.S. Laws).

2.10 Contracts and Commitments.

(a) Except as set forth on Schedule 2.10(a), the Company is not a party to or bound by any written or oral:

(i) (A) collective bargaining agreement or contract with any trade union or other labor organization or (B) Contract with any current or former employee, director or independent contractor providing for future severance, change in control, retention, stay-pay or similar payments;

(ii) written bonus, pension, profit sharing, stock option, employee stock purchase, retirement or other form of deferred compensation plan, other than as described in Section 2.14(a) or the Disclosure Schedules relating thereto;

(iii) (A) Contract for the employment of any officer, individual employee or other person on a full-time, part-time or other basis providing for fixed compensation in excess of or equal to $150,000 per annum (other than standard offer letters for at-will employment) or relating to loans to officers, directors or Affiliates pursuant to which it has any material obligation, (B) Contract with any independent contractor or consultant providing for fixed compensation in excess of or equal to $150,000 per annum, or (C) Contract which commits the Company to severance, termination, change in control, or any benefits or compensation which become payable upon the consummation of the transaction contemplated herein (whether directly or following the occurrence of a subsequent event);

(iv) (A) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, or (B) Contract under which it has advanced or loaned any other Person that is not an Affiliate of the Company amounts exceeding, in the aggregate, $100,000;

(v) guaranty of any obligation for Indebtedness or other material guaranty;

(vi) settlement, conciliation or similar agreement with any Governmental Authority or other Person;

(vii) lease or agreement under which it is lessee or lessor of, or holds or operates any material personal property owned by any other party, or permits any third party to hold or operate any material personal property owned or controlled by it, in each case for which the annual rental exceeds $150,000;

(viii) Real Property Leases;

(ix) agreements relating to any completed material business acquisition by the Company within the last five years or pursuant to which the Company has remaining Liabilities;

(x) Contract pursuant to which (A) the Company is licensed or otherwise permitted by a third party to use any Intellectual Property owned by such third party (other than non-exclusive licenses to the Company of commercially available, unmodified “off the shelf” software where the aggregate fee, royalty or other consideration (including maintenance fees) for any such software or group of related software licenses is no more than $25,000 annually, or (B) any third party is licensed or otherwise permitted to use any Intellectual Property owned or held exclusively by the Company;

(xi) Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xii) joint venture, partnership or similar agreement;

(xiii) Contract providing for the assignment, ownership, creation or development of any Intellectual Property;

(xiv) (A) Contract that limits the freedom or right of the Company to use Intellectual Property owned by the Company, (B) any settlement contract, consent-to-use or settlement agreement relating to Intellectual Property, or (C) any Contract granting any exclusive rights to any third party with respect to the Intellectual Property owned by the Company;

(xv) Contract (excluding leases of movable equipment that are required to be disclosed pursuant to another subpart of this Section 2.10(a)) which is not terminable by the Company upon less than 60 days’ notice without penalty or additional Liability and involves payments in excess of $50,000 annually;

(xvi) an Affiliated Transaction;

(xvii) Contract that grants to any third party, or obligates the Company to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property;

(xviii) Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xix) Contract pursuant to which the Company has any potential continuing indemnification obligations in excess of $250,000;

(xx) Contract with any Significant Customer or Significant Supplier;

(xxi) Government Contract and Government Subcontract;

(xxii) Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(xxiii) hedging, futures, options or other derivative Contract;

(xxiv) Contract that results in any Person holding a power of attorney from the Company or that relates to the Company or its businesses other than in the ordinary course of business;

(xxv) any other Contract which involves a consideration in excess of $50,000 annually;

(xxvi) any other Contract which, if breached or terminated, would have a Company Material Adverse Effect; or

(xxvii) any other Contract that is outside the ordinary course of business which involves a consideration in excess of $10,000 executed within the 30 days prior to the Closing Date.

(b) True and correct copies of all written Material Contracts and an accurate description of all oral Material Contracts that are required to be set forth on Schedule 2.10(a), together with all material amendments, waivers or other changes thereto, have been made available to Parent and Merger Subs.

(c) Except as set forth on Schedule 2.10(c), (i) the Company has performed in all material respects all obligations required to be performed by it and is not in default under, in breach of, nor in receipt of any written Claim of default or breach under, any Material Contract; (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by the Company under any Material Contract; and (iii) there is no breach or threatened material breach by (or non-ordinary course notice of non-renewal or termination from (other than any automatic non-renewals or terminations in accordance with such Material Contract’s terms)) the other parties to any Material Contract. All of the Contracts and plans set forth on Schedule 2.10(a) or required to be set forth on Schedule 2.10(a), or pertaining to the Leased Real Property or related to the ownership, leasing, licensing, or operation of any real property (collectively, the “Material Contracts”) are valid and in full force and effect and constitute legal, valid and binding obligations of the Company, and are enforceable against the Company in accordance with their respective terms, and constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

2.11 Intellectual Property.

(a) All of the patents, registered trademarks, registered service marks, registered copyrights, Internet domain names, social media accounts, and applications for any of the foregoing owned or purported to be owned by the Company, including for each item of registered Intellectual Property, the record owner, the jurisdiction in which such item has been issued, registered or filed, the issuance, registration, or application number and date, as applicable, and the status and registrar, as applicable, are set forth on Schedule 2.11(a). The Company exclusively owns and possesses all right, title and interest in and to the Intellectual Property required to be set forth on Schedule 2.11(a), and such Intellectual Property is valid, enforceable, unexpired and subsisting and free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 2.11(a), there are no claims pending or, to the Company’s Knowledge, threatened against the Company in the past five years with respect to infringement, misappropriation or violation of any third party Intellectual Property. Neither the Company, nor the operation of the Business, infringes, misappropriates or violates, or has infringed, misappropriated or violated, the Intellectual Property of any third party. Except as set forth on Schedule 2.11(a), no third party is currently infringing, misappropriating or violating any Intellectual Property owned by the Company.

(b) All necessary registration, maintenance, renewal and other relevant filings and fees due and payable to any Governmental Authority or Internet domain names registrar to maintain all registered Intellectual Property in full force and effect have been timely submitted and fully paid.

(c) The Company owns or possesses sufficient rights pursuant to valid and enforceable written license agreements to use all Intellectual Property necessary for or used in the Business as presently conducted and proposed to be conducted, and all such Intellectual Property shall continue to be owned or otherwise possessed by the Company or available for use on substantially similar terms and conditions by the Company upon the completion of the Closing. The Company has taken commercially reasonable measures to maintain, enforce and protect its rights in the Intellectual Property owned by the Company.

(d) No Intellectual Property owned by the Company is subject to any order which may materially restrict or otherwise materially limit the use, transfer, validity, enforceability, scope, disposition or exploitation thereof or any right, title, or interest of the Company or any of its Affiliates with respect thereto.

(e) Neither the Company, nor the conduct of the Business, has infringed, misappropriated, or otherwise violated the Intellectual Property of any third party. Except as would not reasonably be expected to be material to the Business, taken as a whole, no third party has infringed, misappropriated or otherwise violated any Intellectual Property owned by Company.

(f) The Company has not received any government or academic institution funding for research and development projects that either: (i) grants rights in Intellectual Property owned by the Company to the funding entity or that imposes any restrictions that are still in effect in respect of an assignment, license or any other disposition or grant of interest in the Intellectual Property owned by the Company or (ii) includes any repayment obligations in respect of the funding received which will be triggered following the consummation of the contemplated transaction.

(g) The Company has taken commercially reasonable steps, including reasonable security measures, to protect and maintain the secrecy and confidentiality of all Intellectual Property owned by the Company, including any trade secrets. Except as set forth on Schedule 2.11(g), all current and former employees, independent contractors, and other Persons who have been involved in any material respect in the development of any Intellectual Property for the benefit of, or under the direction or supervision of, the Company, have executed and delivered to the Company a valid and enforceable agreement (i) providing for the nondisclosure by such Person of any Confidential Information of the Company, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company of any Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company. Except as set forth on Schedule 2.11(g), no such current or former employees, independent contractors, or other Persons are in breach of any such agreements.

(h) The Company has: (i) obtained all licenses, consents and permissions, provided all notices and disclosures and otherwise obtained all rights, in each case as required under applicable Law, to collect and use all inputs in the training of any AI Technology and the use of those AI Technologies in the conduct of the business as currently conducted and as proposed to be conducted; and (ii) complied in all material respects with all use restrictions and other requirements of any license, consent, permission or other Contract and any website terms of use, privacy policies, terms of service or other terms applicable to and governing the Company’s collection and use of such inputs, including the extraction of inputs using web scraping, web harvesting or similar software. Schedule 2.11(h) sets forth a complete and accurate list of all AI Technologies used by the Company in connection with the Business, including any Company AI Products.

(i) The information technology systems owned or used by the Company in the Business, including all computer hardware, software, servers, firmware, process automation, electronic data processing, information record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals computer systems, and other computer, communications, and telecommunications systems, assets, and equipment (“IT Systems”), operate and perform in accordance with their documentation and functional specifications, in all material respects, effectively perform all information technology operations, include a sufficient number of license seats for all software and sufficient subscription rights for all software-as-a-service (“SaaS”) or other cloud-based services, are free from any material defect, bug, virus, or programming, design or documentation error or corruptant or other software routines or hardware components designed to permit unauthorized access or unauthorized disablement or erasure of data, and have operated and performed adequately during the last five years (other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Business and which have been remedied in all material respects). There have been no material unauthorized intrusions or material breaches of security of the IT Systems. The Company has implemented and maintained the IT Systems with adequate information security controls, and has taken commercially reasonable steps to implement all material security patches and upgrades that are available for the Company’s IT Systems where such patches or upgrades are reasonably necessary or required. The Company has implemented and maintained commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan. The IT Systems will, immediately subsequent to the Closing, continue to be available in a manner materially similar to such availability as it existed immediately prior to Closing and will operate in a manner materially similar to the Company’s use thereof immediately prior to Closing.

(j) Each software program or SaaS or other cloud-based service subscription used by or in the possession of the Company is listed in Schedule 2.11(j) and is (i) owned by the Company; (ii) currently in the public domain or otherwise available to the Company without the license, lease or consent of any Person; or (iii) used under rights granted to the Company pursuant to an agreement or license from a Person that is referred to in Schedule 2.11(j). All open-source software items incorporated in or necessary for intended use of software items described in subsection (i) of the preceding sentence are listed on Schedule 2.11(j) together with the corresponding open-source license pursuant to which such software has been so incorporated and used, and all licenses or other use rights with respect to software items and SaaS or other cloud-based service subscriptions described in subsection (iii) of the preceding sentence will not be impacted by the change-in-control effectuated by this Agreement except as set forth on Schedule 2.11(j).

2.12 Litigation. Except as set forth on Schedule 2.12, there are no Claims (and, during the five year period preceding the Closing Date, there have not been any Claims) pending or, to the Company’s Knowledge, threatened against the Company (including, in each case, any Claims with respect to the transactions contemplated hereby or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby), or pending or threatened by the

Company against any Person, at law or in equity, or before or by any Governmental Authority or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to or in default under any outstanding judgment, Order or decree of any court or Governmental Authority. There is no material Claim which the Company has commenced preparations to initiate against any Person.

2.13 Permits. Schedule 2.13 contains a complete list of all Permits issued to the Company that are currently used by the Company in connection with the operation of the Business, except for truck or trailer registrations or license plate tags, temporary permits that neither individually nor in the aggregate are material to the Business and such other immaterial Permits that would be readily obtainable by any qualified applicant without any undue burden or material cost in the event of any lapse, termination, cancellation or forfeiture thereof, and such Permits represent all Permits required for the operation of the Business. The Company is, and during the five year period preceding the Closing Date has been, in compliance in all material respects with all such Permits identified on Schedule 2.13 as being issued to it, all of which are in full force and effect, and there are no pending or, to the Company’s Knowledge, threatened limitations, terminations, expirations or revocations of such Permits other than such limitations, terminations, expirations or revocations that would not be material to the Business. No consent from any Governmental Authority is necessary for the continued validity of all such Permits identified on Schedule 2.13 in connection with the consummation of the transactions contemplated hereby. During the five year period preceding the Closing Date, no written notices have been received by the Company alleging the failure to hold any material Permits.

2.14 Employee Benefit Plans.

(a) Schedule 2.14(a) contains a true and complete list of each written or unwritten employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, commission, stock purchase, stock option or other equity or equity-based award, retention, transaction, change-in-control, severance or termination pay, hospitalization or other medical, life, health savings, health reimbursement, accident, death or other insurance, supplemental unemployment benefits, fringe benefit, excess benefit, profit-sharing, expense reimbursement, savings, vacation, paid-time-off, cafeteria, flex spending, tuition assistance, pension or retirement plan, program, policy, practice, agreement or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any employee, former employee, director, officer or other service provider of the Company (or their respective dependents or beneficiaries) or under which the Company has any Liability, either potential or assessed, including on account of any ERISA Affiliate (collectively, the “Benefit Plans”).

(b) Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the Internal Revenue Service or is a prototype or other plan that is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service to the plan sponsor regarding qualification of the form of the prototype or other plan, and except as disclosed on Schedule 2.14(b), nothing has occurred that would reasonably be expected to adversely affect such qualified status. Except as disclosed on Schedule 2.14(b), each Benefit Plan has been funded, administered and maintained, in form and in operation, in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the requirements of the Code and ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan. There are no current actions, suits, or Claims pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Benefit Plan. There are no audits, inquiries, or proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any Benefit Plan.

(c) With respect to each Benefit Plan, all required contributions, assessments, and premium payments on account thereof, have been made on a timely basis in accordance with ERISA and the Code and all contributions, premiums or other payments not yet due for such period have been properly accrued in accordance with GAAP. All such contributions have, where applicable, been fully deducted for income tax purposes and, to the Knowledge of the Company, no such deduction has been challenged or disallowed by any Governmental Authority, except as would not, individually or in the aggregate, be material to the Company. The Company has not incurred nor could reasonably be expected to incur any material penalty, Tax or other amount (regardless of whether assessed) under Code Section 4980H or Code Section 4980D related to the applicable requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and the guidance and regulations issued thereunder, and has been operated in compliance in all material respects with all applicable requirements of the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and any similar state Laws.

(d) True and complete copies have been made available to Parent and Merger Subs of, in each case if applicable, (i) all documents embodying each Benefit Plan, including, without limitation, all plan documents and amendments thereto, related trust documents, and group insurance policies and Contracts, (ii) the most recent determination, opinion, notification, or advisory letter received from the Internal Revenue Service for each Benefit Plan, (iii) the most recent Form 5500 annual report for each Benefit Plan, (iv) the most recent summary plan description and all summary(ies) of material modifications thereto for each Benefit Plan, (v) the three most recent plan years’ compliance and discrimination tests and annual reports for each Benefit Plan, and (vi) all material correspondence with a Governmental Authority with respect to each Benefit Plan dated within the past 36 months.

(e) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to or has any current or contingent Liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (iv) a “multiple employer plan” within the meaning of Section 210, 4063 or 4064 of ERISA or Code Section 413(c). Except as set forth on Schedule 2.14(e), no Benefit Plan provides, and neither the Company nor any ERISA Affiliate has any actual or potential obligation to provide, post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code or any similar applicable Law or for which the covered individual pays the full cost of coverage.

(f) Except as expressly provided otherwise under this Agreement or as set forth on Schedule 2.14(f), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any other event) constitute an event under any Benefit Plan that will result in any payment (whether severance pay or otherwise), acceleration (of funding or benefit), forgiveness of Indebtedness, vesting, distribution, increase in benefits, forfeiture or obligation to fund benefits thereunder.

(g) Neither the Company nor any ERISA Affiliate currently, or at any time, sponsors (or sponsored) or maintains (or maintained) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h) Except as set forth on Schedule 2.14(h), the Company has no commitment, intention or understanding to create, modify or terminate any current Benefit Plan. Each Benefit Plan, including any related service or investment contract, may be amended or terminated without penalty (other than ordinary administrative expenses typically incurred in a termination event) after the Closing Date in accordance with its terms.

(i) Each Benefit Plan that is or is a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is and has been at all times operated, documented, and maintained in compliance with Section 409A of the Code. The Company has no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or the excise tax under Section 4999 of the Code.

(j) No Benefit Plan is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies).

2.15 Insurance. Schedule 2.15 contains a true and complete list as of the Closing Date of all insurance policies to which the Company is a party or which provide coverage to or for the benefit of or with respect to the Company or any director or employee of the Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of the policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Parent and Merger Subs. All Insurance Policies maintained by the Company are in full force and effect and the Company is not in material default with respect to its obligations under any such policies or fidelity bonds. The Company is current in all premiums due under the Insurance Policies and has otherwise complied in all material respects with all of its material obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material Claims known to the Company that may be insured by any such Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of the Company.

2.16 Compliance with Laws. The Company and each Leased Real Property is, and during the five years preceding the Closing Date has been, in compliance in all material respects with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof (including Improper Payment Laws). During the five years preceding the Closing Date, no request for information or audits (other than in the ordinary course of business) and no Claims have been received by, and to the Company’s Knowledge, no Claims have been filed or threatened against, the Company alleging material noncompliance with any Laws.

2.17 Environmental Compliance and Conditions. Except as set forth on Schedule 2.17:

(a) The Company is in compliance, and during the five years preceding the Closing Date has complied, in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Permits required for the occupation of the Leased Real Property and the operation of the Business.

(b) The Company has not received in the five years preceding the Closing Date, or prior to such time if not fully settled and resolved, any notice, report, Order, directive, Claim, request for information, or other information regarding any actual or alleged violations of, or Liabilities arising under, Environmental Laws, including any investigatory, remedial, or corrective obligations, relating to the Company or the Leased Real Property arising under Environmental Laws.

(c) There are no pending, or to the Company’s Knowledge, threatened Claims against the Company, and the Company is not subject to any order, decree, injunction or other arrangement with any Governmental Authority or an indemnitor of any third-party indemnitee for any Liability under any Environmental Law or relating to Hazardous Substances.

(d) The Company has not generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, recycled, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility (including the Leased Real Property) which is or has been contaminated by any Hazardous Substance, in each case so as to give rise to any current or future Liabilities pursuant to Environmental Laws.

(e) There has been no Release on, upon, to, into, under, or from any site or property currently or previously owned, operated, or used by the Company (including the Leased Real Property) that would result in a material Liability of the Company.

(f) The Company has not installed or operated any underground storage tanks used for Hazardous Substances, and, to the Company’s Knowledge, no underground storage tanks currently exist at the Leased Real Property or any other property owned or operated by the Company.

(g) The Company has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing any Hazardous Substance so as to give rise to any Liabilities under Environmental Laws.

(h) The Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to any Liability of any other Person relating to Environmental Laws or received any written notice that any property now or previously owned, operated or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., or any similar federal, state or foreign list of sites requiring investigation or cleanup, that would reasonably be expected to give rise to any Liability under Environmental Law, and no Lien (other than Permitted Liens) has been filed against either the personal or movable property or real or immovable property, including the Leased Real Property, of the Company under any Environmental Law.

(i) All environmental audits, assessments, and reports and all other environmental documents materially bearing on environmental, health or safety Liabilities or relating to Hazardous Substances or the current and former operations and facilities (including without limitation the Leased Real Property) of the Company that are in the possession or under the reasonable control of the Company have been made available to Parent and Merger Subs.

2.18 Affiliated Transactions. Except as set forth on Schedule 2.18, (a) there are no loans, leases or other Contracts, payments or other transactions between (i) the Company, on the one hand, and (ii) the Shareholder, any of his Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the

Securities Exchange Act of 1934)) on the other hand (each, an “Affiliated Transaction”), (b) neither the Shareholder, any of his Affiliates, nor any of their respective directors, officers or employees (nor any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934)) has any interest in any assets of the Company (other than in the case of the Shareholder, solely with respect to his ownership of Holdco Common Stock), (c) the Company has no Liabilities to the Shareholder, any of his Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934)), (d) neither the Shareholder, any of his Affiliates, nor any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934)), on the one hand, and the Company, on the other hand, has provided any guarantee to any Person in respect of any obligation of the other and (e) neither the Shareholder, any of his Affiliates, nor any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934)) has any Liabilities to the Company.

2.19 Employees.

(a) Except as set forth on Schedule 2.19(a), (i) the Company has not experienced any grievances, claims of unfair labor practices, arbitrations, or other collective bargaining disputes within the five years preceding the Closing Date, nor are any threatened overtly or currently anticipated, (ii) within the five years preceding the Closing Date, the Company has not committed any unfair labor practice, (iii) no employees of the Company are represented by any union, labor organization, or works council in connection with such employment, (iv) no union organizing activities are underway or threatened with respect to any of the employees of the Company and no such activities have occurred within the five years preceding the Closing Date, (v) the Company is not aware of any union, works council or other labor organization demand for recognition, (vi) there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, (vii) no collective bargaining agreements or other types of agreements with any union, labor organization, or works council with respect to any of the employees of the Company are in effect or are currently being negotiated by the Company, and (viii) the Company has not experienced any strike, work stoppage, picketing, walking out, lockout, slowdown or other labor dispute during the last five years, nor are any currently pending or, to the Company’s Knowledge, threatened.

(b) Except as set forth on Schedule 2.19(b), the Company is, and within the five years preceding the Closing Date has been, in compliance in all material respects with all Laws relating to labor relations or employment matters, including but not limited to Laws relating to employment practices, terms and conditions of employment, tax withholding, equal employment opportunity, discrimination, harassment, and retaliation, immigration status, employee safety and health, wages and hours, disability rights or benefits, applicant and employment background checking, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” Law (collectively, “WARN”), collective bargaining, workers’ compensation, equal pay, family and medical leave and other leaves of absences, and worker classification (including proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act or similar state or local wage and hour Laws, and proper classification of workers as employees or independent contractors). Except as set forth on Schedule 2.19(b), there are no Claims pending or, to the Company’s Knowledge, threatened against the Company alleging a violation of any Law pertaining to labor relations or employment matters, including any charges or complaints filed with the Equal Employment Opportunity Commission or comparable Governmental Authority, nor have there been any material such Claims within the past five years.

(c) No officer, executive or key employee of the Company: (i) has any present intention to terminate his or her employment with the Company within the first 12 months immediately following the Closing Date; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could materially restrict such person in the performance of his or her duties for the Company or the ability of the Company to conduct its business.

(d) The Company has not implemented any employee layoffs implicating WARN, or any early retirement or exit incentive program, in each case affecting any group of employees of the Company, within the 36 months prior to the Closing Date, nor has the Company announced any such action or program for the future. Schedule 2.19(d) sets forth a true and complete list of employee layoffs, by date and location, implemented by the Company in the 90 day period preceding the Closing Date.

(e) Parent and Merger Subs have been provided a list of the employees of the Company as of a recent date specified thereon, which includes the (i) name, (ii) job title or position (including whether full- or part-time), (iii) annual salary or hourly rate, (iv) target annual commission, bonus opportunity, or other incentive-based compensation, (v) overtime exempt or non-exempt classification, if applicable, (vi) employing or engaging entity, (vii) leave status (if applicable, including estimated return date), (viii) visa status (if applicable, including visa type and expiration date), (ix) work location (e.g., state), and (x) hire date. The information contained on the list with respect to each employee listed thereon is true, complete and correct as of the date specified thereon.

(f) Parent and Merger Subs have been provided a list of the individual independent contractors engaged by the Company as of a recent date specified thereon which includes the (i) date of engagement, (ii) amount and method of compensation (e.g., hourly rate, monthly fee, per project fee), (iii) location (including city and state) in which services are provided, (iv) description of services provided, and (v) anticipated engagement end date. The information contained on the list with respect to each individual independent contractor listed thereon is true, complete and correct as of the date specified thereon.

(g) To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company and, to the Company’s Knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.

(h) No employee of the Company has been granted the right to continued employment by the Company or to any material compensation or severance following termination of employment with the Company.

(i) The Company has paid all salaries, wages, commissions, bonuses, vacation pay and any other payment or compensation due to any employee that is or will be accrued prior to the Closing Date.

(j) To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, has claimed that he or she was misclassified for overtime purpose or that he or she was entitled to any unpaid overtime or other compensation.

(k) The Company is not aware of any internal complaints of harassment, specifically including sexual harassment, retaliation or discrimination or agency proceedings alleging such complaints. The Company is not aware of any workplace safety related complaints to the U.S. Occupational Safety and Health Administration or any other agency.

(l) The Company is, and during the five years preceding the Closing Date has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 to the extent applicable to it. Parent and Merger Subs have been provided with a copy of all U.S.-based employees’ Form I-9s and supporting documentation.

(m) The Company has complied with all applicable Laws with respect to employee leaves of absence, workplace safety, and employee accommodations related to COVID-19.

2.20 Customers and Suppliers.

(a) Schedule 2.20(a) sets forth a true and complete list of the 10 largest customers (measured by dollar volume of sales by the Company to such customers) of the Business for the 12-month period ending December 31, 2025 (the “Significant Customers”). Except as set forth on Schedule 2.20(a), no Significant Customer has notified the Company that it is cancelling or intends to cancel its relationship with the Company, no Contract with a Significant Customer has been materially modified in a manner adverse to the interests of the Company relative to the terms in the previously existing Contract and no Significant Customer has provided the Shareholder or the Company written notice that it will discontinue doing business with the Company or materially reduce the business that it currently conducts with the Company.

(b) Schedule 2.20(b) sets forth a true and complete list of the 10 largest suppliers (measured by dollar volume of purchases by the Company from such suppliers) of the Business for the 12-month period ending December 31, 2025 (the “Significant Suppliers”). No Significant Supplier has notified the Company that it is cancelling or intends to cancel its relationship with the Company, no Contract with a Significant Supplier has been materially modified in a manner adverse to the interests of the Company relative to the terms in the previously existing Contract and no Significant Supplier has provided the Shareholder or the Company written notice that it will discontinue doing business with the Company or materially reduce the business that it currently conducts with the Company.

2.21 Accounts Receivable and Inventory.

(a) The Accounts Receivable reflected on the Latest Balance Sheet and the Accounts Receivable since the date of the Latest Balance Sheet (i) have arisen from bona fide transactions entered into by the Company in the ordinary course of business consistent with past practice, (ii) constitute only valid, undisputed claims of the Company, not subject to claims of set-off or other defenses or counterclaims, and (iii) are collectible in full within 90 days after billing, subject to the reserve for bad debts shown on the Latest Balance Sheet. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) All inventories of the Company are materially in good and merchantable condition. All of the inventories of the Company (i) are suitable and useable for the purposes for which they are intended, and (ii) materially comply with applicable Laws, standards, and regulations of Governmental Authorities. The quantities of any kind of inventory maintained by the Company are reasonable in the current and currently foreseeable circumstances of the Business.

2.22 Warranty Work. There are not, and there have not been in the five years preceding the Closing Date, any outstanding warranty or customer service claims against the Company except as set forth in Schedule 2.22. The warranty policy of the Company is disclosed in Schedule 2.22.

2.23 Bank Accounts. Schedule 2.23 sets forth a true and complete list of the Company’s bank accounts, including lock-box accounts, and each safety deposit box. Such list also specifies the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes.

2.24 Books and Records. The minute books and stock transfer or other equity interest transfer record books of the Company, all of which have been made available to Parent and Merger Subs, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the equity interest holders, shareholders, the board of directors, similar governing bodies, and any committees thereof, of the Company, and no meeting, or action taken by written consent, of any equity interest holders, shareholders, board of directors, similar governing body, or any committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. All of those books and records are in the possession of the Company.

2.25 Brokerage. Except as set forth on Schedule 2.25, there are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

2.26 Data Privacy and Security.

(a) The Company’s practices with regard to the receipt, collection, compilation, use, storage, sharing, safeguarding, destruction, transfer (including cross-border), and other processing of Company Data are and have at all times been in material compliance with (i) all Privacy and Security Laws, (ii) applicable contractual obligations and commitments of the Company, and (iii) published privacy policies and notices of the Company regarding Personal Information. To the Company’s Knowledge, the Company is not subject to, and is not reasonably expected to become subject to, any civil or criminal penalty or any settlement, resolution agreement, claim or legal proceeding with regard to the Company’s compliance with any Privacy and Security Laws.

(b) The Company has at all times maintained reasonable and appropriate security measures, including technical and organizational safeguards and written internal information security policies, which are enforced, and which address the implementation and maintenance of appropriate and risk-based administrative, physical, and technical controls to protect Company Data (in paper or electronic form) in a manner that is consistent with industry best practices for the protection of valuable confidential or proprietary information and that meets or exceeds the applicable requirements of Privacy and Security Laws, contractual commitments of the Company, and the published privacy policies or other online representations of the Company. The Company has a written agreement with each third-party service provider and business partner having access to or possession of Company Data, which agreement includes contractual requirements in applicable Privacy and Security Laws and for protecting the confidentiality and security of Company Data in a manner that is consistent with industry best practices for the protection of valuable confidential or proprietary information, and does not impair or diminish the Company’s compliance or ability to comply with Privacy and Security Laws, contractual commitments of the Company, and published privacy policies or other online representations of the Company.

(c) The Company has not experienced a Security Breach, and the Company has not received any notification of a Security Breach. The Company has not been required to or voluntarily elected to give notice to any customer, supplier, Governmental Authority, employee, or other Person of any actual, alleged or potential Security Breach or noncompliance with privacy or security requirements, pursuant to any applicable Law or Contract or otherwise.

(d) The Company is not subject to any contractual terms or legal obligations or requirements that, following the Closing, would prohibit Parent or any of its Affiliates (including, after the Closing, the Company) from receiving, accessing, storing or using any Personal Information in the manner in which the Company received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement complies with all applicable Privacy and Security Laws as well as the applicable privacy policies and applicable contractual obligations of the Company.

2.27 No Critical Technologies, Infrastructure or Data U.S. Business. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.28 Government Contracts.

(a) Schedule 2.28(a) sets forth a true and complete list of all Government Contracts and Government Subcontracts (in each case, including all amendments, modifications, task orders, delivery orders, and change orders thereto) to which the Company is a party or by which the Company is bound as of the Closing Date.

(b) Each Government Contract is a valid and binding obligation of the Company and, to the Company’s Knowledge, of the applicable Governmental Authority or prime contractor, and is in full force and effect. The Company has not received written notice of any pending or threatened termination, cancellation, or material modification of any Government Contract (other than modifications in the ordinary course of contract performance).

(c) The Company is, and during the five years preceding the Closing Date has been, in material compliance with all terms and conditions of each Government Contract and all applicable Government Contract Laws, including the Federal Acquisition Regulation, the Defense Federal Acquisition Regulation Supplement, any applicable agency supplements, and the terms of any Government Subcontract, including compliance with all clauses incorporated by reference therein.

(d) During the five years preceding the Closing Date: (i) the Company has not received a cure notice, show cause notice, stop-work order, or termination for default or termination for cause with respect to any Government Contract; (ii) no Government Contract has been terminated for convenience in a manner resulting in material Liability to the Company; and (iii) the Company has not received written notice that it is in material default under any Government Contract.

(e) None of the Company or any of its officers, directors, employees, or, to the Company’s Knowledge, agents acting on its behalf is currently suspended, debarred, or proposed for suspension or debarment from contracting with any Governmental Authority, or declared ineligible or voluntarily excluded from participation in any Government Contract or Government Subcontract. To the Company’s Knowledge, no circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility with respect to the Company.

(f) During the five years preceding the Closing Date: (i) no Governmental Authority or prime contractor has conducted or, to the Company’s Knowledge, threatened any audit, investigation, or inquiry against or involving the Company with respect to any Government Contract (other than routine audits conducted in the ordinary course of contract administration), and (ii) there are no pending or, to the Company’s Knowledge, threatened Claims against the Company by any Governmental Authority relating to any Government Contract, including Claims under the False Claims Act (31 U.S.C. §§ 3729-3733), the Anti-Kickback Act (41 U.S.C. §§ 8701-8707), or any comparable state or local statute.

(g) The Company has not made any mandatory disclosure to any agency Office of Inspector General or contracting officer pursuant to FAR 52.203-13 or any similar clause during the five years preceding the Closing Date. To the Company’s Knowledge, no circumstances exist that would require any such disclosure.

(h) There are no outstanding Claims by the Company against any Governmental Authority under the Contract Disputes Act (41 U.S.C. §§ 7101-7109) or otherwise relating to any Government Contract, nor are there any pending requests for equitable adjustment, except as set forth on Schedule 2.28(h). With respect to any Claims or requests for equitable adjustment identified on Schedule 2.28(h), the Company has provided Parent and Merger Subs with true and complete copies of all documentation supporting such Claims.

(i) The Company has complied in all material respects with the Truth in Negotiations Act (10 U.S.C. § 3702) and FAR Part 15 with respect to all cost or pricing data submitted in connection with any Government Contract, and no Government Contract is currently the subject of a defective pricing investigation or Claim.

(j) No Government Contract contains an organizational conflict of interest mitigation plan or limitation, except as set forth on Schedule 2.28(j). The Company is not currently aware of any organizational conflict of interest that has not been disclosed to the applicable contracting officer.

(k) The Company is currently registered and in good standing in the System for Award Management (SAM.gov), has a valid Unique Entity Identifier, and possesses a valid CAGE code. All representations and certifications made by the Company in SAM.gov and in connection with any Government Contract are current, accurate, and complete in all material respects.

(l) The Company’s current size status and socioeconomic representations are set forth on Schedule 2.28(l). To the Company’s Knowledge, the Company’s existing representations regarding its size status in connection with any Government Contract or in SAM.gov are accurate as of the Closing Date.

(m) All surety bonds, bid bonds, performance bonds, and payment bonds required in connection with any Government Contract are valid, in full force and effect, and not in default. Schedule 2.28(m) identifies each such bond, the surety, and any personal guarantees provided by any officer, director, or shareholder of the Company in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent and Merger Subs as of the Closing Date that:

3.01 Authorization; No Breach; Valid and Binding Agreement. The Shareholder has all requisite competence and full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. The Shareholder’s execution, delivery and performance of this Agreement and each of the other agreements and instruments contemplated hereby to which the Shareholder is a party, and the consummation of the transactions contemplated hereby or thereby, will not breach or violate (a) any applicable Law, or rule or regulation, or order, writ, injunction or decree, of any Governmental Authority applicable to the Shareholder, or (b) any Contract or Permit to which the Shareholder is bound, except where such breach or violation would not materially and adversely affect the Shareholder’s ability to execute, deliver and perform this Agreement or consummate the transactions contemplated hereby. This Agreement and each of the other agreements and instruments contemplated hereby to which the Shareholder is a party and that is required by the terms of this Agreement to be executed on or before the Closing Date, has been duly executed and delivered by the Shareholder and, assuming that this Agreement and each of these other agreements and instruments has been duly executed, authorized and delivered by Parent and Merger Subs, this Agreement and each of these other agreements and instruments constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.02 Capitalization. The Shareholder is the record owner of all of the Holdco Common Stock and owns such Holdco Common Stock free and clear of all Liens other than restrictions on transfer imposed by state and federal securities Laws, and the Shareholder does not own any equity interests or voting securities of Omega Holdco or the Company, except for the Holdco Common Stock. The Shareholder has good title to, and has full power and authority to convey, the Holdco Common Stock.

3.03 Litigation. There are no Claims pending or, to the Shareholder’s knowledge, threatened against the Shareholder at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect the Shareholder’s ability to perform this Agreement or consummate the transactions contemplated hereby. The Shareholder is not subject to any outstanding judgment, Order or decree of any court or Governmental Authority that would materially and adversely affect the Shareholder’s ability to perform this Agreement or consummate the transactions contemplated hereby.

3.04 Governmental Consents, etc. Except for any approval required under the HSR Act, no consent, approval or authorization of any Governmental Authority or regulatory authority is required to be obtained by the Shareholder in connection with the Shareholder’s execution, delivery and performance of this Agreement or his consummation of the transactions contemplated hereby.

3.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholder.

3.06 Investment Representations.

(a) The Shareholder is acquiring the Equity Consideration solely for the Shareholder’s account, for investment purposes only and not with a view to, or for sale or other disposition in connection with, any distribution of the Equity Consideration within the meaning of the Securities Act or any applicable state or foreign securities Laws. The Shareholder acknowledges that the Parent Class A Shares comprising the Equity Consideration have not been registered under the Securities Act or any state or foreign securities Laws and that the Parent Class A Shares comprising the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is effected (i) pursuant to the terms of an effective registration statement under the Securities Act (and the Parent Class A Shares are registered under any applicable state or foreign securities Laws), or (ii) pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(b) The Shareholder is not a party to any agreement or other arrangement for the disposition of any Parent Class A Shares other than this Agreement.

(c) The Shareholder (i) is an Accredited Investor, (ii) is able to bear the economic risk of an investment in the Parent Class A Shares and can afford to sustain a total loss of that investment, (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Class A Shares, (iv) has had an adequate opportunity to ask questions of and receive answers from the officers of Parent concerning Parent and its Subsidiaries and the Parent Class A Shares, and (v) as of the Closing Date, has received and reviewed copies of Parent’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed by Parent under Section 13(a) of the Securities Exchange Act of 1934, as amended, since the date of filing of Parent’s most recent annual report on Form 10-K prior to the Closing Date.

3.07 No Reliance. The Shareholder represents, warrants and agrees that the Shareholder has not relied upon any information, or the omission of any information, provided or made available by Parent, Merger Subs, any of Parent’s other Subsidiaries, or any of their respective Representatives, other than the representations and warranties set forth in ARTICLE IV (including without limitation, any estimates, projections, forecasts or other materials made available to the Shareholder or his Affiliates or Representatives in certain “data rooms,” management presentations or the like) and the information contained in Parent’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed by Parent under Section 13(a) of the Securities Exchange Act of 1934, as amended, since the date of filing of Parent’s most recent annual report on Form 10-K prior to the date hereof. The Shareholder acknowledges that he is taking full responsibility for making his own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to the Shareholder as of the Closing Date that:

4.01 Organization and Corporate Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub

II is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub I and Merger Sub II has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby, and is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to, individually or in the aggregate, materially delay or impede Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Mergers or perform their respective obligations under this Agreement.

4.02 Authorization. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Parent, Merger Sub I or Merger Sub II is a party, and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite action, and no other act or proceeding on Parent’s, Merger Sub I’s or Merger Sub II’s part is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. Each of Parent, Merger Sub I and Merger Sub II has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and each of the other agreements and instruments contemplated hereby to which Parent, Merger Sub I or Merger Sub II is a party has been duly executed and delivered by Parent, Merger Sub I or Merger Sub II (as applicable), and assuming that this Agreement and each of the other agreements and instruments contemplated hereby to which Parent, Merger Sub I or Merger Sub II is a party has been duly executed and delivered by Omega Holdco and the Shareholder (as applicable), this Agreement and each of the other agreements and instruments contemplated hereby to which Parent, Merger Sub I or Merger Sub II is a party constitutes a valid and binding obligation of Parent, Merger Sub I or Merger Sub II (as applicable), enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Violation. Each of Parent’s, Merger Sub I’s and Merger Sub II’s execution, delivery and performance of this Agreement and each of the other agreements and instruments contemplated hereby to which Parent, Merger Sub I or Merger Sub II (as applicable) is a party, and the consummation of the transactions contemplated hereby or thereby, do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of (a) Parent’s, Merger Sub I’s or Merger Sub II’s organizational documents, (b) any applicable Law, or rule or regulation, or order, writ, injunction or decree, of any Governmental Authority applicable to Parent, Merger Sub I or Merger Sub II, or (c) any Contract or Permit binding upon Parent, Merger Sub I or Merger Sub II, except in the cases of clauses (b) and (c), where such breach or violation would not materially and adversely affect Parent’s, Merger Sub I’s or Merger Sub II’s ability to execute, deliver and perform this Agreement or consummate the transactions contemplated hereby.

4.04 Governmental Authorities; Consents. Except for any approval required under the HSR Act, no consent, approval or authorization of any Governmental Authority or regulatory authority is required to be obtained by Parent or Merger Subs in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. There are no Claims pending or, to Parent’s knowledge, threatened against Parent or Merger Subs at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect Parent’s, Merger Sub I’s or Merger Sub II’s ability to perform this Agreement or consummate the transactions contemplated hereby. Neither Parent nor either Merger Sub is subject to any outstanding judgment, Order or decree of any court or Governmental Authority that would materially and adversely affect Parent’s or either Merger Sub’s ability to perform this Agreement or consummate the transactions contemplated hereby.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or either Merger Sub.

4.07 Capitalization. The authorized shares of capital stock of Parent consist of (a) 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Shares”), (b) 600,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Parent Class A Shares”), and (c) 180,000,000 shares of Class B Common Stock, par value $0.00 per share (“Parent Class B Shares”). As of August 3, 2026, no Parent Preferred Shares, 65,831,540 Parent Class A Shares and 10,734,852 Parent Class B Shares were issued and outstanding.

4.08 Parent Class A Shares. Upon issuance, the Parent Class A Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than Permitted Liens and restrictions on transfer imposed by state and federal securities Laws and restrictions pursuant to Section 5.02. Subject to the accuracy of the representations set forth in Section 3.06, the Parent Class A Shares to be delivered hereunder will be issued to the Shareholder in compliance with applicable exemptions from (a) the registration and prospectus delivery requirements of the Securities Act, and (b) the registration and qualification requirements of all applicable securities Laws of the states of the United States.

4.09 No Parent Material Adverse Effect. Since December 31, 2025, there has occurred no event, change, circumstance, occurrence, fact, condition, effect or development that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

4.10 No Shareholder Approval. The issuance and delivery by Parent of the Parent Class A Shares to the Shareholder does not require any vote or other approval or authorization of any holder of any capital stock of Parent.

4.11 Certain Tax Matters. Merger Sub I was formed solely for the purpose of effecting the First Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. After the Closing, Parent intends to cause the Company (which includes its business and assets) to be transferred to SEI LLC (or its Subsidiaries) and for SEI LLC (including its Subsidiaries) to continue to hold the Company and operate the Company’s business and use the Company’s assets in a business. At the time of the transfer referenced in the immediately preceding sentence, (a) SEI LLC will be classified as a partnership for U.S. federal income tax purposes, (b) Parent will (directly and indirectly through its direct, wholly-owned Subsidiary) own more than fifty percent (50%) of the outstanding SEI LLC units, and (c) it is intended that (i) SEI LLC will continue to be classified as a partnership for U.S. federal income tax purposes and (ii) Parent will continue to (directly and indirectly through its direct, wholly-owned Subsidiary) own more than fifty percent (50%) of the outstanding SEI LLC units.

4.12 No Reliance. Parent represents, warrants and agrees that Parent has not relied upon any information, or the omission of any information, provided or made available by the Shareholder, Omega Holdco, the Company or any of their respective Representatives, other than the representations and warranties set forth in ARTICLE II and ARTICLE III (including without limitation, any estimates, projections, forecasts or other materials made available to Parent or its Affiliates in certain “data rooms,” management presentations or the like). Parent acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

ARTICLE V

COVENANTS OF THE SHAREHOLDER

5.01 Restrictive Covenants.

(a) The Shareholder hereby acknowledges that the Shareholder is familiar with the Company’s trade secrets and with other Confidential Information. The Shareholder acknowledges and agrees that the Company would be irreparably damaged if the Shareholder were to violate the restrictions set forth in this Section 5.01. The Shareholder further acknowledges and agrees that the covenants and agreements set forth in this Section 5.01 were a material inducement to Parent and Merger Subs to enter into this Agreement and to perform their obligations hereunder, and that Parent and its Affiliates (including, after the Closing, the Company) would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Shareholder breached the provisions of this Section 5.01. Therefore, the Shareholder agrees, in further consideration of the amounts to be paid to the Shareholder hereunder, that until the fourth anniversary of the Closing Date, the Shareholder shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise or by providing assistance or support to family members), consult with, render services for, or in any other manner engage anywhere in the Restricted Territory (as defined below) in any business engaged directly or indirectly in the Business; provided, that nothing herein shall prohibit the Shareholder or any of the Shareholder’s Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. The Shareholder acknowledges that the business of the Company has been conducted or is presently proposed to be conducted throughout North America (the “Restricted Territory”) and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s business.

(b) The Shareholder agrees that until the fourth anniversary of the Closing Date the Shareholder shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the one-year period immediately prior to the date on which such hiring would take place (a “Restricted Person”), provided that nothing in this Section 5.01(b) shall restrict or preclude the Shareholder (or his Affiliates) from making general solicitations of any form or engaging search firms that are not specifically instructed or directed by the Shareholder (or his Affiliates) to solicit employees of the Company so long as the Shareholder (or his Affiliates) does not participate in the hiring of any Restricted Person who responds to such general solicitation, or (iii) call on, solicit or service any customer, strategic partner, supplier, vendor, licensee, licensor or other business relation of the Company (including any Person that was a customer, strategic partner, supplier, vendor or other business relation of the Company at any time during the one-year period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such customer, strategic partner, supplier, vendor, licensee or business relation and the Company (including making any negative statements or communications about the Company) in a manner harmful to the Company.

(c) The Shareholder agrees that the Shareholder shall not (and shall cause his Affiliates and Representatives not to) disclose and the Shareholder shall treat and hold as confidential all Confidential Information and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information (other than for the benefit of the Company, Parent and their respective Subsidiaries as an employee thereof after the Closing Date) and, upon the request of the Company at any time after the Closing, the Shareholder shall deliver promptly to the Company or destroy all tangible embodiments (and all copies) of the Confidential Information which are in the Shareholder’s possession or under the Shareholder’s control and provide confirmation thereof in writing. In the event that the Shareholder or any of his Affiliates or Representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Shareholder shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 5.01. If, in the absence of a protective order or the receipt of a waiver hereunder, the Shareholder or any of his Affiliates or Representatives is compelled to disclose any Confidential Information to any tribunal, the Shareholder may disclose the Confidential Information to the tribunal; provided that the Shareholder shall use his commercially reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Shareholder or any of his Affiliates or Representatives in violation of this Agreement or any other confidentiality obligation to which the Shareholder is bound.

(d) If, at the time of enforcement of the covenants contained in this Section 5.01 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The Shareholder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Parent hereunder. The Shareholder further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the Mergers and the transactions contemplated by this Agreement and not directly or indirectly in connection with the Shareholder’s relationship with the Company.

(e) If the Shareholder or an Affiliate or Representative of the Shareholder breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Parent and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent, the Company or any of their respective Affiliates at law or in equity:

(i) the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(ii) the right to require the Shareholder to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(f) The time period of each Restrictive Covenant shall be extended by each day that the Shareholder is in breach of any of his obligations under such Restrictive Covenant; provided, that such extension shall become operative only upon a determination or finding by a court of competent jurisdiction (including pursuant to any preliminary or permanent injunction or other order or decree) that the Shareholder was, is, or is likely to be in breach, whereupon the toll shall apply automatically and retroactively from the first day of such breach as so determined or, if no such specific date is determined by such court, from the date on which Parent first delivered written notice of such breach to the Shareholder.

5.02 Lockup.

(a) The Shareholder hereby irrevocably agrees, without the prior written consent of Parent, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any Parent Class A Shares issued as Closing Shares or Indemnity Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any Parent Class A Shares issued as Closing Shares or Indemnity Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Parent Class A Shares, other securities, in cash or otherwise or (iii) publicly disclose the intention to do any of the foregoing; provided, however, the foregoing restrictions shall not apply to transfers of any Parent Class A Shares for estate planning purposes to any trust, partnership, limited liability company or other vehicle for the benefit of the Shareholder or the direct or indirect benefit of the immediate family of the Shareholder (for purposes hereof, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) (collectively, “Permitted Transfers”); provided, further, that (x) no such Permitted Transfer shall involve a disposition for value, (y) no transferee in a Permitted Transfer will be permitted to make any further Permitted Transfers, and (z) each transferee in a Permitted Transfer must sign and deliver a lockup agreement on substantially the same terms as set forth in this Section 5.02 to Parent for a period terminating upon the expiration of the lockup period set forth in Section 5.02(b). No Indemnity Shares shall be transferred by the Shareholder prior to the release of such Indemnity Shares pursuant to Section 7.01(i).

(b) Other than with respect to the Indemnity Shares, the restrictions set forth in Section 5.02(a) shall terminate on the date that is 180 days following the Closing Date.

(c) The restrictions set forth in Section 5.02(a) shall terminate with respect to an Indemnity Share upon the removal of the Indemnity Legend for such Indemnity Share by the Transfer Agent or Parent pursuant to Section 7.01(i).

5.03 Directors and Officers Tail Policy. Prior to the First Effective Time, the Company exercised the right under its existing directors’ and officers’ liability insurance policy to purchase, at a one-time lump sum purchase price, a three-year tail directors’ and officers’ liability insurance policy providing directors’ and officers’ liability insurance on terms with respect to such coverage and amounts no less favorable in any material respects covering all Persons who are currently covered by such existing directors’ and officers’ liability insurance policy with respect to matters or circumstances occurring at or prior to the First Effective Time. The purchase price of such tail policy shall be treated as a Company Transaction Expense for purposes of this Agreement.

ARTICLE VI

COVENANTS OF PARENT

6.01 Books and Records. From and after the Closing, for a period of four years, Parent shall, and shall cause the Company to, provide the Shareholder and his Representatives, subject to reasonable restrictions imposed by the Company or Parent from time to time, with reasonable access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying at the sole expense of the Shareholder) of the Company with respect to periods or occurrences prior to or on the Closing Date, in each case, as may be reasonably required by the Shareholder in connection with any legal proceedings by or against, or Tax audits against, governmental investigations of, or compliance with Law by the Shareholder or his Affiliates; provided, however, that (a) such access shall be subject to Parent’s and the Company’s reasonable security measures and shall not unreasonably interfere with the operations of Parent or the Company, (b) nothing herein shall require Parent or the Company to provide access to, or to disclose any information to, the Shareholder if such access or disclosure in the reasonable judgment of legal counsel to Parent or the Company would be reasonably likely to (i) waive any legal privilege or (ii) be in violation of applicable Law or the provisions of any agreement to which Parent or the Company is a party and (c) the Shareholder shall treat as confidential any Confidential Information of the Company that he receives following the Closing whether pursuant to this Section 6.01 or otherwise and shall not disclose such information other than (A) as required by Law or legal process, or (B) in connection with claims arising from this Agreement.

6.02 Covenants Regarding Information. As long as the Shareholder owns any Parent Class A Shares delivered pursuant to this Agreement, Parent will use its best efforts to maintain the listing of its securities on the New York Stock Exchange. Parent shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Closing Date pursuant to the Securities Exchange Act of 1934, as amended. As long as the Shareholder owns any Parent Class A Shares delivered pursuant to this Agreement, if Parent is not required to file reports pursuant to the Securities Exchange Act of 1934, as amended, Parent shall prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) such information as is required for the Shareholder to sell such Parent Class A Shares under Rule 144.

6.03 Release of Guaranties. With respect to each guarantee listed on Schedule 6.03 (the “Guarantees”), Parent shall (a) until such Guarantee has been replaced and the Shareholder or Affiliate of the Shareholder is released from its obligations under such Guarantee, indemnify and hold the Shareholder and his Affiliates that are a party to such Guarantee harmless from any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Shareholder or his Affiliates that are a party to any such Guarantees, to the extent that such payments, costs or expenses arise from the Company’s performance after the Closing Date, and (b) continue to use its commercially reasonable efforts to obtain the release of the Shareholder or his Affiliates, as applicable, from the Guarantees; provided, that Parent’s obligations pursuant to this Section 6.03 shall be limited to offering the counterparty of each such Guarantee a substitute guarantee from Parent or an Affiliate of Parent of those Liabilities of the Company subject to the applicable Guarantee (each, a “Parent Replacement Guarantee”). For the avoidance of doubt, it is specifically acknowledged and agreed by the parties that neither Parent nor any of its Affiliates (including the Company) shall be obligated to incur, pay, reimburse any cost or expense or take on any Liability (other than pursuant to a Parent Replacement Guarantee) or cause the issuance of any bond, letter of credit, security deposit, other financial support, insurance certificate or insurance endorsement in order to replace the Guarantees. Until the replacement of a Guarantee in accordance with this Section 6.03, the Shareholder shall not, and the Shareholder shall cause his Affiliates not to, terminate or repudiate such Guarantee.

ARTICLE VII

ADDITIONAL COVENANTS

7.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions; Indemnification.

(a) Survival. Each representation and warranty of Omega Holdco contained in ARTICLE II and of the Shareholder contained in ARTICLE III shall terminate on the 18-month anniversary of the Closing Date, provided that the representations and warranties in (i) Section 2.01 (Organization and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03 (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.25 (Brokerage), Section 3.01 (Authorization; No Breach; Valid and Binding Agreement), Section 3.02 (Capitalization) and Section 3.05 (Brokerage) will survive indefinitely, (ii) Section 2.17 (Environmental Compliance and Conditions) will terminate on the five year anniversary of the Closing Date, and (iii) Section 2.09 (Tax Matters) will survive for a time period equal to 60 days after the expiration of the applicable statute of limitations. Each representation and warranty of Parent and Merger Subs contained in ARTICLE IV shall terminate on the 18-month anniversary of the Closing Date, provided that the representations and warranties in Section 4.01 (Organization and Corporate Power), Section 4.02 (Authorization), Section 4.06 (Brokerage), Section 4.07 (Capitalization) and Section 4.08 (Parent Class A Shares) will survive indefinitely. The covenants and agreements contained in this Agreement shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms. Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no case shall the expiration of the representations, warranties, covenants and agreements affect any claim for indemnification thereunder if written notice of such breach is given to the party or parties providing such indemnification pursuant to the terms of this Agreement prior to such expiration.

(b) Indemnification by the Shareholder. Subject to this ARTICLE VII, from and after the Closing Date, Parent and its Affiliates (including the First Surviving Company, the Second Surviving Company and the Company after the Closing) and their respective current and future stockholders, officers, directors, employees, agents, partners and representatives, and each of their successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Shareholder against and reimbursed for any and all loss, Liability, demand, judgment, Claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties and reasonably incurred legal, consulting and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing, but excluding any and all amounts in the nature of punitive damages, except if awarded to a third-party other than any Parent Indemnified Party) (collectively, “Losses”), which any such Parent Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:

(i) any (i) breach by Omega Holdco of any representation or warranty made by Omega Holdco in ARTICLE II or any of the Disclosure Schedules attached hereto, or (ii) breach by the Shareholder of any representation or warranty made by the Shareholder in ARTICLE III or any of the Disclosure Schedules attached hereto;

(ii) any nonfulfillment or breach of any covenant or agreement of the Shareholder in this Agreement;

(iii) any unpaid Indebtedness and unpaid Company Transaction Expenses, in each case as of the Closing;

(iv) the Reorganization;

(v) Pre-Closing Taxes; and/or

(vi) any Specific Liabilities.

(c) Indemnification by the Parent. Subject to this ARTICLE VII, from and after the Closing Date, the Shareholder and his Affiliates, heirs, executors, administrators, Representatives, successors and assigns (collectively, the “Shareholder Indemnified Parties”) shall be indemnified and held harmless by Parent against and reimbursed for any and all Losses which any such Shareholder Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:

(i) any breach by Parent or Merger Subs of any representation or warranty made by Parent and Merger Subs in ARTICLE IV or any of the Disclosure Schedules attached hereto; or

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Parent or Merger Subs in this Agreement.

(d) Limitations; Determination of Loss.

(i) Except in the case of fraud and for claims arising out of breach of any Fundamental Representation, the aggregate Liability of the Shareholder pursuant to Section 7.01(b)(i) will not exceed an amount equal to $40,625,000 (the “Cap”).

(ii) Except in the case of fraud and for claims arising out of breach of any Fundamental Representation, the Shareholder will not have any Liability under Section 7.01(b)(i) until the Parent Indemnified Parties have suffered Losses in the aggregate in excess of $2,437,500 (the “Deductible”) arising from Claims under Section 7.01(b)(i), and then the recoverable Losses under Section 7.01(b)(i) shall be limited to those that exceed the Deductible.

(iii) The amount of any indemnifiable Losses shall be calculated net of any amounts actually recovered by the Indemnitee with respect thereto from any third party with respect thereto (net of any collection costs) under, or pursuant to, any insurance policy. If after an Indemnitee has received indemnification payments such Indemnitee (or its Affiliates) actually recovers cash (net of any collection costs) under, or pursuant to, any insurance policy relating to the claim or matter for which an indemnification payment was previously received, then such Indemnitee shall promptly pay to the applicable Indemnitor(s) the amount of such insurance proceeds (up to the amount of the prior payments to such Indemnitee by such Indemnitor(s)). The Indemnitee shall use commercially reasonable efforts to pursue recovery under available insurance policies with respect to such Losses prior to or concurrently with seeking indemnification from the Indemnitor; provided, that nothing contained herein or otherwise shall limit, delay, condition or otherwise affect any indemnification rights or other remedies available to the Indemnitee under this Agreement or applicable law.

(iv) Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. An Indemnitee shall not be entitled to recover more than once for the same Loss.

(v) For purposes of this Section 7.01, any Losses arising out of or resulting from any failure of any representation or warranty set forth in this Agreement to be true and correct shall be determined without giving effect to any qualifications regarding materiality, the use of the word “material” in the definitions of “Company Material Adverse Effect,” “Parent Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty; provided that, for the avoidance of doubt, such qualifications shall remain applicable for purposes of determining whether a breach of any such representation or warranty has occurred.

(e) Indemnification Procedures.

(i) Each party agrees that promptly after it becomes aware of facts giving rise to a Claim on behalf of its Indemnitees for indemnification pursuant to this Section 7.01, such party must assert its claim for indemnification on behalf of its Indemnitees under this Section 7.01 (each, an “Indemnification Claim”) by providing a written notice (a “Claim Notice”) to the Indemnitor specifying, in reasonable detail, the nature and basis for such Indemnification Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). If a Claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnitee hereby agrees that, within 15 Business Days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnitee will provide the Indemnitor a Claim Notice of such Third Party Claim (a “Third Party Notice”); provided, however, that the failure to provide such notice will not release the Indemnitor from any of its obligations under this Section 7.01 except to the extent that the Indemnitor is materially prejudiced by such failure to provide notice.

(ii) The Indemnitor will, (A) within 20 Business Days after the receipt of a Third Party Notice or (B) within 30 Business Days after the receipt of any other Claim Notice, notify the Indemnitee whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnitee. If the Indemnitor does not timely respond to such Claim Notice, the Indemnitee may proceed with such Indemnification Claim on the terms set forth herein, but the Indemnitor shall not be deemed to have accepted its obligation of indemnity hereunder solely by reason of such failure to timely respond.

(iii) If an Indemnification Claim arises in connection with a Third Party Claim and the Indemnitor accepts its indemnity obligation hereunder, the Indemnitor will have the right, after reaffirming in writing its obligation of indemnity hereunder with respect to all elements of such Third Party Claim, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnitee. The Indemnitee will cooperate in such defense as reasonably necessary to enable the Indemnitor to conduct its defense, including retaining such records as may be relevant to its defense and providing the Indemnitor with reasonable access to such records. The Indemnitee will be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnitor has elected to defend. If the Indemnitor accepts its indemnity obligations hereunder in connection with a Third Party Claim, but elects not to conduct the defense thereof, the Indemnitee may control such Third Party Claim, including with respect to settlement, and will be entitled to be indemnified and paid for the full amount of such Third Party Claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Section 7.01.

(iv) Except to the extent the Indemnitee has the right to control any Third Party Claim (and subject to clause (v) of this Section 7.01(e)), no Third Party Claim may be settled or compromised (A) by the Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably conditioned, withheld or delayed, or (B) by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably conditioned, withheld or delayed; provided that it will not be unreasonable for the Indemnitee to withhold its consent to a settlement or compromise that does not provide that (x) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnitor, (y) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (z) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates.

(v) If an Indemnification Claim arises in connection with a Third Party Claim and the Indemnitor contests or does not accept its indemnity obligation hereunder, the Indemnitee will have the right to control such Third Party Claim, including with respect to settlement, and thereafter seek indemnity from the other party pursuant to this Section 7.01. Notwithstanding the foregoing, if (A) the Indemnitor is also a party against whom the Third Party Claim is made and the Indemnitee determines in good faith that joint representation would be inappropriate, (B) such Third Party Claim seeks non-monetary, injunctive or other equitable relief, (C) such Third Party Claim is made against a Parent Indemnified Party by (1) a Governmental Authority or (2) any material customer or material supplier of Parent or any of its Affiliates, and Parent has determined in good faith that such Third Party Claim or the defense/settlement thereof would reasonably be expected to adversely affect its (or its Affiliates’) continuing business relationship with any such material customer or material supplier, (D) such Third Party Claim involves criminal or quasi-criminal allegations or seeks to impose any criminal penalty, fine or other sanction on any Parent Indemnified Party, (E) such Third Party Claim would reasonably be expected to result in Losses materially in excess of the Cap, or (F) the Indemnitor fails to diligently conduct the defense of such Third Party Claim, as determined in good faith by the Indemnitee, then, in each such case, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to control such Third Party Claim, including with respect to settlement (provided the Indemnitee will consult with the Indemnitor prior to proposing or accepting any settlement that imposes monetary obligations on the Indemnitor), and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(vi) If an Indemnification Claim arises other than in connection with a Third Party Claim and the Indemnitor accepts its indemnity obligation hereunder, the Indemnitor will, upon the request of the Indemnitee, pay the full amount of such Indemnification Claim as set forth on the Claim Notice to the Indemnitee or any party designated by the Indemnitee as directed by the Indemnitee. If an Indemnification Claim arises other than in connection with a Third Party Claim and the Indemnitor contests its indemnity obligations hereunder, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(f) Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Cash Merger Consideration to the extent permitted by applicable Law.

(g) Sources of Recovery.

(i) If a Parent Indemnified Party is entitled to indemnification under this Section 7.01 for any Losses, Parent will be entitled to recover such Losses on behalf of the Parent Indemnified Party pursuant to this Section 7.01(g):

(A) After the final determination that a Parent Indemnified Party is entitled to indemnification under this Section 7.01 for any Losses, Parent shall provide written notice to the Shareholder (such notice, a “Determination Notice”), and such Determination Notice shall (1) confirm such determination, (2) set forth the amount of Losses due and payable to the Parent Indemnified Party pursuant to such determination (such amount, the “Confirmed Amount”) and (3) set forth an account designated by Parent in which Parent shall, if applicable, receive such Confirmed Amount.

(B) After the Shareholder receives a Determination Notice, the Shareholder shall respond by written notice by no later than 11:59 p.m. Central Time on the date that is five Business Days after the receipt of such Determination Notice electing to either (1) pay the Confirmed Amount by wire transfer of immediately available funds to an account designated by Parent pursuant to Section 7.01(g)(i)(A)(3), and, in which case, the Shareholder shall pay such Confirmed Amount within two Business Days after such election or (2) instruct Parent to reduce the Indemnity Shares Balance by a number of Indemnity Shares, rounded to the nearest whole share, equal to (x) the Confirmed Amount divided by (y) the Closing Price of the Parent Class A Shares as of the Closing Date; provided that, for the avoidance of doubt, in the event the Indemnity Shares Balance has been reduced to zero, the Shareholder shall not have the right to make the foregoing election and shall instead pay the Confirmed Amount in accordance with the foregoing clause (1) by no later than five Business Days after the receipt of such Determination Notice.

(C) If the Shareholder fails to deliver timely notice of his election pursuant to Section 7.01(g)(i)(B), then this Section 7.01(g)(i)(C) shall apply and Parent shall reduce the Indemnity Shares Balance by a number of Indemnity Shares, rounded to the nearest whole share, equal to (1) the Confirmed Amount divided by (2) the Closing Price of the Parent Class A Shares as of the Closing Date; provided that, for the avoidance of doubt, in the event the Indemnity Shares Balance has been reduced to zero, the Shareholder shall instead pay any portion of the Confirmed Amount that is not satisfied by the reduction of Indemnity Shares, in accordance with the clause (B)(1) above by no later than five Business Days after the written demand of Parent.

(ii) If a Shareholder Indemnified Party is entitled to indemnification under this Section 7.01 for any Losses, such Shareholder Indemnified Party will be entitled to recover such Losses by wire transfer of immediately available funds from Parent to an account (or accounts) designated in writing by the Shareholder within five Business Days after the determination thereof.

(h) Indemnity Share Offset Procedures. Any indemnity amount payable by the Shareholder for Losses in accordance with this Section 7.01 shall be paid pursuant to Section 7.01(g). If the Indemnity Shares Balance is required to be reduced pursuant to Section 7.01(g)(i)(B)(2) or Section 7.01(g)(i)(C), and if and to the extent any Indemnity Shares Balance remains, then Parent shall cause the cancellation of (and deduct from the Indemnity Shares Balance) a number of Indemnity Shares, rounded up to the nearest whole share, equal to (i) the applicable Confirmed Amount divided by (ii) the Closing Price of the Parent Class A Shares as of the Closing Date. In connection with such cancelation, Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire the surrendered Indemnity Shares. Parent and the Shareholder shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the surrender of any Indemnity Shares.

(i) Release of Indemnity Shares.

(i) On the First Indemnity Shares Release Date, Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from a number of Indemnity Shares equal to (A) one-half of the Indemnity Shares issued pursuant to Section 1.08(b)(iii), minus (B) a number of Indemnity Shares equal to (1) the Indemnity Shares issued pursuant to Section 1.08(b)(iii), minus (2) the Indemnity Shares Balance as of the First Indemnity Shares Release Date, minus (C) a number of Indemnity Shares, rounded to the nearest whole share, equal to (1) the aggregate amount of all Losses specified in any then-unresolved Indemnification Claim made against the Shareholder pursuant to the terms of Section 7.01(b), divided by (2) the Closing Price of the Parent Class A Shares as of the Closing Date; provided, that if the foregoing calculation results in a number that is less than or equal to zero (0), then the Indemnity Legend shall not be removed from any of the Indemnity Shares on the First Indemnity Shares Release Date.

(ii) On the Second Indemnity Shares Release Date, Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from a number of the Indemnity Shares equal to (A) the Indemnity Shares Balance as of the Second Indemnity Shares Release Date, minus (B) a number of Indemnity Shares, rounded to the nearest whole share, equal to (1) the aggregate amount of all Losses specified in any then-unresolved Indemnification Claim made against the Shareholder pursuant to the terms of Section 7.01(b), divided by (2) the Closing Price of the Parent Class A Shares as of the Closing Date; provided, that if the foregoing calculation results in a number that is less than or equal to zero (0), then the Indemnity Legend shall not be removed from any of the Indemnity Shares on the Second Indemnity Shares Release Date. Following the resolution of any Indemnification Claims made pursuant to the terms of this Agreement that are unresolved as of the Second Indemnity Shares Release Date, Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from any remaining Indemnity Shares Balance and Parent and the Shareholder shall cause the applicable Transfer Agent Documentation to be delivered to effect the foregoing.

(j) Exclusive Remedy. From and after the Closing, except (i) as provided in Section 1.12 and Section 5.01, (ii) for all equitable remedies under this Agreement, or (iii) in the case of fraud, the indemnification provided for under this Section 7.01 shall be the sole and exclusive remedy of the parties, whether in contract, tort or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or in any certificate or instrument delivered in connection herewith.

7.02 Tax Matters.

(a) Tax Treatment. Each party hereto intends for (i) the Contribution, together with the QSub Election, to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). Unless otherwise required by a “determination” (as such term is used in Section 1313(a) of the Code), each party hereto (i) shall, and shall cause its Affiliates to, prepare and file all applicable Tax Returns consistent with the Intended Tax Treatment and (ii) shall, and shall cause its Affiliates to, not take any position for applicable Tax purposes that is inconsistent with the Intended Tax Treatment. Notwithstanding the foregoing, Parent does not make any representations or warranties to Omega Holdco, the Company or to the Shareholder regarding the Tax treatment of the Reorganization or the Mergers or any of the Tax consequences to Omega Holdco, the Company or the Shareholder of this Agreement, the Reorganization, the Mergers, or any of the other transactions or agreements contemplated hereby. Each of Omega Holdco, the Company and the Shareholder acknowledge it is relying on its own Tax advisors in connection with this Agreement, the Mergers, and the other transactions and agreements contemplated hereby.

(b) Straddle Periods. For purposes of this Agreement, the portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows: (i) in the case of any real property, personal property, or similar ad valorem Taxes (“Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and (ii) in the case of any Taxes that are based on income, sales, revenue, production, or similar items, or other Taxes that are not Property Taxes, the amount of any such Taxes that are attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date. To the extent that Taxes are payable in advance (e.g., for a privilege period) and the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured during a different Tax period, such Taxes shall be apportioned to the relevant Tax period during which the base of such Tax is measured, and if the Tax period to which such Tax is so allocated is a Straddle Period, then such Tax shall be determined in the manner set forth in the immediately preceding sentence.

(c) Certain Tax Return Preparation.

(i) The Shareholder (at the cost and expense of the Shareholder) shall prepare and timely file, or cause to be prepared and timely filed, any Pre-Closing Flow-Through Tax Return the due date (taking into account valid extensions) of which is after the Closing Date (a “Shareholder Prepared Tax Return”). Each such Shareholder Prepared Tax Return shall be prepared in a manner consistent with the past practice of the Predecessor Corporation, except as otherwise required by applicable Law. At least 45 days prior to the due date (taking into account valid extensions) for filing any Shareholder Prepared Tax Return, the Shareholder shall deliver a draft copy of such Shareholder Prepared Tax Return, together with all supporting documentation and workpapers, to Parent for Parent’s review and reasonable comment, and the Shareholder shall incorporate and include any reasonable comments provided by Parent to the Shareholder in writing at least seven days prior to the due date (taking into account valid extensions) for filing such Shareholder Prepared Tax Return. To the extent any Taxes shown as due by an Acquired Company on any such Shareholder Prepared Tax Return are Pre-Closing Taxes that are required to be indemnified by the Shareholder pursuant to Section 7.01(b)(v), the Shareholder shall pay to the applicable Acquired Company an amount equal to such Pre-Closing Taxes at least three days prior to the due date (taking into account any valid extensions) for the payment of the applicable Taxes by the applicable Acquired Company to the applicable Governmental Authority.

(ii) Except for any Shareholder Prepared Tax Return, Parent shall prepare and file, or cause to be prepared and filed, any Income Tax Return of any Acquired Company for any Tax period ending on or before Closing Date or any Straddle Period, in each case, that is required to be filed after the Closing Date. Parent shall deliver a draft copy of any such Income Tax Return to the Shareholder for his review and reasonable comment at least 30 days prior to the due date (taking into account valid extensions) for filing any such Income Tax Return, and Parent shall incorporate and include any reasonable comments provided by the Shareholder to Parent in writing at least seven days prior to such due date. To the extent any Taxes shown as due on any such Income Tax Return are Pre-Closing Taxes that are required to be indemnified by the Shareholder pursuant to Section 7.01(b)(v), the Shareholder shall pay to the applicable Acquired Company an amount equal to such Pre-Closing Taxes at least three days prior to the due date (taking into account any valid extensions) for the payment of the applicable Taxes by the applicable Acquired Company to the applicable Governmental Authority.

(d) Transfer Taxes. The Shareholder, on the one hand, and Parent, on the other hand, will each be responsible for fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, or similar Taxes arising as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), other than Transfer Taxes with respect to the Reorganization, for which the Shareholder shall be one hundred percent (100%) responsible. The Shareholder and Parent shall cooperate to file, or cause to be filed, all necessary Tax Returns and other documentation with respect to Transfer Taxes.

(e) Tax Cooperation. Each party hereto shall (and shall cause its Affiliates to) cooperate fully as and to the extent reasonably requested by any other party hereto in connection with the preparation or filing of any Tax Returns of or with respect to any of the Acquired Companies and any Claim with respect to Taxes of or with respect to any of the Acquired Companies. Such cooperation shall include (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder shall give prompt written notice to Parent if the Shareholder (or any Affiliate of the Shareholder) receives any communication or notice with respect to any Claim relating to the Taxes of or attributable to any Acquired Company that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, Liability of any of the Acquired Companies, Parent or any of its Affiliates for Taxes.

7.03 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.04 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.

ARTICLE VIII

DEFINITIONS

8.01 Definitions.

For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“AAA” has the meaning set forth in Section 1.12(b).

“Accounts Receivable” means all trade and other accounts, notes, and other amounts receivable by any Acquired Company from customers or other third parties arising from the sale of goods or provision of services in the ordinary course of business, net of any reserves for doubtful or uncollectible accounts determined in accordance with GAAP consistently applied.

“Accounts Payable” means all trade and other accounts payable by any Acquired Company to vendors, suppliers, or other third parties arising from the purchase of goods or services in the ordinary course of business, determined in accordance with GAAP consistently applied.

“Accredited Investor” means an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Accrued Expenses” means all liabilities of any Acquired Company for goods or services received, or benefits earned by employees or third parties, on or prior to the Closing Date for which payment has not yet been made, determined in accordance with GAAP consistently applied, excluding Accounts Payable, Payroll Liabilities, and any item constituting Indebtedness.

“Accrued Revenue” means revenue that has been earned by any Acquired Company through the delivery of goods or performance of services, but for which an invoice has not yet been issued to the customer as of the Closing Date, determined in accordance with GAAP consistently applied.

“Acquired Companies” has the meaning set forth in the Recitals.

“Adjustment Calculation Time” means 12:01 a.m. Central time on the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Transaction” has the meaning set forth in Section 2.18.

“Agreement” has the meaning set forth in the Preamble.

“AI Technology” means any artificial intelligence, machine learning, deep learning, natural language processing, computer vision, neural network, large language model, or other similar computational technology, including any models, algorithms, software, or systems employing any of the foregoing.

“Benefit Plans” has the meaning set forth in Section 2.14(a).

“Bennett Aviation” means Bennett Aviation LLC, a Louisiana limited liability company.

“Billings in Excess of Cost” means, with respect to any Contract accounted for under the percentage-of-completion or similar method, the amount by which amounts billed to the customer exceed costs incurred plus recognized profits (less recognized losses) as of the Closing Date, determined in accordance with GAAP consistently applied.

“Business” means the business of providing integrated heavy construction, hydro-excavation, heavy civil and sitework construction, and forestry and right-of-way services, together with related project support and equipment-based services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed.

“Cap” has the meaning set forth in Section 7.01(d)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), as amended, and the rules and regulations promulgated thereunder.

“Cash” or “Cash on Hand” means, as of immediately prior to the Closing, the sum of the fair market value of (i) all cash and (ii) all cash equivalents (including deposits, marketable securities and short term investments) of the Company, each as determined in accordance with GAAP, excluding Restricted Cash. Cash shall be (x) reduced by overdrawn accounts, (y) reduced by issued but uncleared checks and drafts of the Company and (z) increased by checks and drafts deposited for the account of the Company, whether or not cleared. The calculation of Cash shall be made without giving effect to Cash funded by or on behalf of Parent or any of its Affiliates at or after the Closing.

“Cash Merger Consideration” means an aggregate amount equal to (i) $325,000,000, plus (ii) the amount by which Net Working Capital exceeds Target Net Working Capital (or minus the amount by which Target Net Working Capital exceeds Net Working Capital), plus (iii) the total amount of Cash on Hand, minus (iv) the outstanding amount of Indebtedness, minus (v) the unpaid Company Transaction Expenses, minus (vi) the Equity Consideration Value, as finally determined pursuant to Section 1.12(b). For the avoidance of doubt, Cash Merger Consideration does not include the Equity Consideration.

“Certificate” means a certificate representing any Outstanding Common Shares.

“Claim” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, civil investigative demand, investigation, demand, demand letter, warning letter, audit, examination, inquiry, notice of noncompliance or violation, or proceeding by or before any Governmental Authority or other Person.

“Claim Notice” has the meaning set forth in Section 7.01(e)(i).

“Closing” has the meaning set forth in Section 1.10.

“Closing Balance Sheet” has the meaning set forth in Section 1.12(b).

“Closing Cash Consideration” means a dollar amount equal to (i) the Estimated Cash Merger Consideration minus (ii) the Holdback Amount.

“Closing Date” has the meaning set forth in the Preamble.

“Closing Price” means the volume-weighted average price of Parent Class A Shares on the New York Stock Exchange for the 10 consecutive trading days ending on (and including) the trading day immediately prior to the date of determination, rounded to three decimal places. The Closing Price is agreed to be $54.671.

“Closing Shares” means the number of Parent Class A Shares set forth on Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Recitals; provided that the term “Company” shall also include the Predecessor Corporation.

“Company AI Products” means all products and services that are currently offered, licensed, sold, distributed, hosted or otherwise made available, or are under development, by or on behalf of the Company that incorporate or employ any AI Technology.

“Company Data” means the Company’s Confidential Information, Personal Information, and any Confidential Information or Personal Information held by the Company or held by any third party in connection with the provision of services to and/or further to an agreement with the Company.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been, or is reasonably likely to be, individually or in the aggregate, materially adverse to the assets, Business, financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) conditions affecting the industry in which the Company participates that are not unique to the Company, the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates; (ii) any reduction in the prices of oil or gas; (iii) any change in applicable Laws or the interpretation thereof; (iv) any change in GAAP; and (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, except to the extent such change, effect, event, occurrence, state of facts or development disproportionately affects (relative to other participants in the industry in which the Company operates) the Company.

“Company Transaction Expenses” means the aggregate costs, fees and expenses incurred (whether or not billed or invoiced) by or on behalf of an Acquired Company relating to the transactions contemplated hereby, including (i) the aggregate amount of fees and expenses payable to advisors and consultants (including investment bankers, lawyers and accountants) arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of the transactions contemplated hereby (including the Reorganization) or the related repayment of any Indebtedness, (ii) the aggregate amount of any bonus or other similar payment (including any retention, change in control, severance pay, “stay” or “sale” bonus)

paid or payable to any director, manager, officer, employee, contractor, consultant or other Affiliate of an Acquired Company as a result of the transactions contemplated by this Agreement (whether triggered alone or in connection with a subsequent event), including the employer’s share of Taxes attributable to any such bonuses or other payments, in each case to the extent unpaid as of the Closing, (iii) the Hollier Payment, and (iv) the cost of the directors’ and officers’ liability insurance policy purchased by the Company pursuant to Section 5.03.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research and development, relationships, Intellectual Property and goodwill of the Company and/or its suppliers, distributors, customers, contractors, licensors, licensees and/or other material business relations, including without limitation: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, requirements of and specific contractual arrangements with customers, strategic partners, suppliers, vendors, licensees, licensors or other material business relations and their confidential information; (iii) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the Company’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (iv) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); and (v) acquisition plans, targets and strategies.

“Confirmed Amount” has the meaning set forth in Section 7.01(g)(i)(A).

“Contract” means any written or oral and legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, instrument, license, sublicense and purchase orders and any other legally binding agreement.

“Contribution” has the meaning set forth in the Recitals.

“Conversion” has the meaning set forth in the Recitals.

“Cost in Excess of Earnings” means, with respect to any Contract accounted for under the percentage-of-completion or similar method, the amount by which costs incurred plus recognized profits (less recognized losses) exceed the amounts billed to the customer as of the applicable measurement date, determined in accordance with GAAP consistently applied.

“Data” means data and information of any kind (including without limitation images, software code, and other works, files, or data elements), in electronic or tangible form. “Data” also includes any data and information in oral form if so indicated or if suggested by the context in which the term is used.

“Deductible” has the meaning set forth in Section 7.01(d)(ii).

“Determination Notice” has the meaning set forth in Section 7.01(g)(i)(A).

“Dispute Resolution Firm” has the meaning set forth in Section 1.12(b).

“DLLCA” has the meaning set forth in the Recitals.

“Downward Adjustment Amount” has the meaning set forth in Section 1.12(c)(ii).

“DPA” has the meaning set forth in Section 2.27.

“East Feliciana Parish Lease” means the Triple Net Lease Agreement, entered into effective as of January 1, 2026, by and between Landlord and the Company.

“Environmental Law” means any and all Laws, Orders or requirements of any Governmental Authority, and contractual obligations in effect as of or prior to the Closing Date regulating, relating to or imposing Liability or standards of conduct concerning (i) pollution, contamination (or remediation of the same), protection of the environment (including ambient air, surface water, groundwater, land surface and subsurface strata), natural resources, exposure to any harmful or hazardous material, or public or human health and safety, or (ii) the handling, use, presence, discharge, storage, treatment, removal, transportation, management, disposal, sale, distribution, importation, exportation, generation, production, manufacture, emission, Release or threatened Release of any Hazardous Substance.

“Equity Consideration” means the Closing Shares and the Indemnity Shares.

“Equity Consideration Value” means $196,771,857.55.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who ever was or currently is under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder.

“Estimated Cash Merger Consideration” means an aggregate amount equal to (i) $325,000,000, plus (ii) the amount by which Estimated Net Working Capital exceeds Target Net Working Capital (or minus the amount by which Target Net Working Capital exceeds Estimated Net Working Capital), plus (iii) the total amount of Estimated Cash on Hand, minus (iv) the outstanding amount of Estimated Indebtedness, minus (v) the unpaid Estimated Company Transaction Expenses, minus (vi) the Equity Consideration Value. The Estimated Cash Merger Consideration will be subject to adjustment after the Closing pursuant to Section 1.12. For the avoidance of doubt, Estimated Cash Merger Consideration does not include the Equity Consideration.

“Estimated Cash on Hand” has the meaning set forth in Section 1.12(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.12(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.12(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.12(a).

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938 (29 U.S.C. § 201 et seq.), as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 2.05(a).

“First Certificate of Merger” has the meaning set forth in Section 1.02(a).

“First Effective Time” has the meaning set forth in Section 1.02(a).

“First Indemnity Shares Release Date” means the 9-month anniversary of the Closing Date.

“First Merger” has the meaning set forth in the Recitals.

“First Surviving Company” has the meaning set forth in Section 1.01(a).

“First Surviving Company Common Stock” has the meaning set forth in Section 1.06(a).

“Fundamental Representations” means the representations and warranties in Section 2.01 (Organization and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03 (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.09 (Tax Matters), Section 2.25 (Brokerage), Section 3.01 (Authorization; No Breach; Valid and Binding Agreement), Section 3.02 (Capitalization), and Section 3.05 (Brokerage).

“Funds due from Stockholders” means all amounts owing to any Acquired Company by any shareholder of Omega Holdco (or any Affiliate or family member of any such stockholder), whether evidenced by a note, open account, advance, loan, or otherwise, together with any accrued and unpaid interest thereon.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Government Contract” means any prime contract, basic ordering agreement, blanket purchase agreement, task order, delivery order, purchase order, grant, cooperative agreement, or other similar agreement between the Company and any Governmental Authority, including any amendments, modifications, change orders, or options thereto.

“Government Contract Laws” means any Laws relating to the award, administration, or performance of Government Contracts, including the Federal Acquisition Regulation (FAR), the Defense Federal Acquisition Regulation Supplement (DFARS), any applicable agency FAR supplements, the Competition in Contracting Act, the Truth in Negotiations Act, the Service Contract Act, the Davis-Bacon Act, the Buy American Act, the Trade Agreements Act, the Contract Disputes Act, the Procurement Integrity Act, the False Claims Act, the Anti-Kickback Act, the Byrd Amendment, Executive Order 11246, and any comparable state or local procurement Laws.

“Government Subcontract” means any subcontract, teaming agreement, or other agreement entered into by the Company at any tier in support of or under a Government Contract held by another Person.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel (public or private), commission, or other similar dispute-resolving panel or body of the United States, any country or jurisdiction outside the United States, or any state, local or other governmental subdivision thereof.

“Guarantees” has the meaning set forth in Section 6.03.

“Hazardous Substances” means any: (i) pollutant, contaminant, material, compound, substance or waste listed, classified, defined or regulated as hazardous or toxic under, or for which standards of conduct or Liability may be imposed pursuant to, Environmental Laws, (ii) asbestos or asbestos-containing materials, pesticides, oil, petroleum or petroleum products or byproducts, explosive materials, polychlorinated biphenyls, lead, mold, radiation, or per- and polyfluoroalkyl substances (PFAS), or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“Holdback Amount” means $15,000,000.

“Holdco Common Stock” has the meaning set forth in Section 2.04(a).

“Hollier Payment” means any amount payable to Toby Wayne Hollier pursuant to that certain Stock Redemption Agreement, dated December 31, 2023, by and among Toby Wayne Hollier, the Company and the Shareholder, including pursuant to Section 3.1 thereof and pursuant to the promissory note referenced therein.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improper Payment Laws” means any applicable Law regarding anti-bribery, anti-corruption, or illegal payments or gratuities.

“Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Leased Real Property.

“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any income, franchise, gross receipts, or similar Taxes, including any nonresident or other withholding Taxes imposed in lieu thereof or any income, franchise, gross receipts, or similar Taxes payable pursuant to any PTET Election, but for the avoidance of doubt, excluding any transfer, documentary, sales, use, registration, stamp, value-added, or other similar Taxes.

“Indebtedness” means, without duplication, with respect to an Acquired Company as of immediately prior to the Closing, directly or indirectly, (i) any indebtedness, Liability or obligation for borrowed money, whether current, short-term, long-term, secured or unsecured, (ii) any indebtedness, Liability or obligation evidenced by any note, bond, debenture or other similar instrument or debt security, (iii) any Liabilities or obligations for the deferred purchase price of property or services with respect to which such Acquired Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) any indebtedness guaranteed by such Acquired Company, (v) any Liabilities or obligations under capitalized leases with respect to which such Acquired Company is liable, determined on a consolidated basis in accordance with GAAP, (vi) any indebtedness or Liabilities secured by a Lien on such Acquired Company’s assets, (vii) any Liability or obligation in respect of letters of credit or bankers’ acceptances issued for the account or benefit of such Acquired Company, (viii) all Liabilities and obligations arising from bank overdrafts, (ix) any Liabilities and obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (x) any obligations under indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (xi) any severance obligations with respect to officers or employees of such Acquired Company whose employment was terminated prior to the Closing, (xii) deferred rent, (xiii) any customer prepayment or deposit amounts, (xiv) all Liabilities or obligations for unpaid Income Taxes for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 7.02(b)), including for the avoidance of doubt any such Income Taxes that are not yet due and payable or otherwise required to be paid to the applicable Governmental Authority as of immediately prior to the Closing, calculated on a jurisdiction-by-jurisdiction basis (which shall not be less than $0 in the aggregate or with respect to any jurisdiction or period), (xv) all Liabilities and obligations arising from deferred compensation arrangements and the employer portion of payroll Taxes relating thereto, (xvi) $1,664,000 as a debt-like item for Taxes resulting from any adjustment pursuant Section 481 of the Code (or any corresponding or similar provision of state or local Tax Law) arising from the change in the Company’s method of accounting from the cash method to the accrual method, and (xvii) all accrued interest, make-whole amounts, breakage fees, exit fees, prepayment premiums or the like or penalties related to any of the foregoing.

“Indemnification Claim” has the meaning set forth in Section 7.01(e)(i).

“Indemnitee” means any Person making a claim for indemnification under Section 7.01.

“Indemnitor” means any Person against whom a claim for indemnification is made under Section 7.01.

“Indemnity Legend” means the following legend to be placed on the Indemnity Shares:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5.02 OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 1, 2026, BY AND AMONG SOLARIS ENERGY INFRASTRUCTURE, INC., ODYSSEY MERGER CO., OMEGA ACQUISITION HOLDINGS LLC, OMEGA FOUNDATION SERVICES HOLDCO, INC., AND ANDREW W. BENNETT AS THE SOLE SHAREHOLDER OF OMEGA FOUNDATION SERVICES HOLDCO, INC., AS MAY BE AMENDED FROM TIME TO TIME, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Indemnity Shares” means the number of Parent Class A Shares set forth on Exhibit F.

“Indemnity Shares Balance” means, as of the applicable date of determination, the balance of the Indemnity Shares, as such number of Indemnity Shares may be reduced prior to such date by all disbursements under Section 7.01(h).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including: (i) trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (together with goodwill associated with any of the foregoing), (ii) inventions (whether or not patentable), patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of them, (iii) registered and unregistered copyrights and protected or protectable rights associated with works of authorship, (iv) proprietary and confidential information, including databases, data collections, trade secrets, algorithms, formulae, processes, techniques, technical data, and know-how, (v) software, systems, networks, and social media accounts (including log-in credentials and administrator rights), and (vi) all rights, registrations, and applications for and physical embodiment(s) or media associated with any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 7.02(a).

“IT Systems” has the meaning set forth in Section 2.11(i).

“Knowledge of the Company”, “to the Company’s Knowledge” or other similar phrases means the actual knowledge of a particular fact or other matter of Andrew W. Bennett, Riley J. White, Todd J. Parent, and Allison B. Mobley, in each case, after reasonable inquiry of (i) such person’s direct reports, and (ii) any other management employee having primary responsibility for the relevant subject matter.

“Landlord” means Bennett Acquisitions, LLC, a Louisiana limited liability company.

“Latest Balance Sheet” has the meaning set forth in Section 2.05(a).

“Law” means any law, statute, constitution, ordinance, rule, regulation, judgment, injunction, Order, treaty, decree or other restriction of any Governmental Authority, including common law.

“Leased Real Property” has the meaning set forth in Section 2.07(b).

“Letter of Transmittal” has the meaning set forth in Section 1.08(b).

“Liability” means any and all debts, liabilities and obligations, of any kind or nature whatsoever, whether accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, action or order from a Governmental Authority and those arising under any Contract.

“Liens” means liens, mortgages, pledges, hypothecations, community property interests, security agreements, easements, restrictions on transfer, security interests, charges or encumbrances of any kind or nature.

“Losses” has the meaning set forth in Section 7.01(b).

“Material Contracts” has the meaning set forth in Section 2.10(c).

“Mergers” has the meaning set forth in the Recitals.

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” means Merger Sub I and Merger Sub II.

“Net Working Capital” means (a) the sum of all current assets of the Acquired Companies supporting the operations of the business determined in accordance with the Net Working Capital Calculation, including Accounts Receivable, Accrued Revenue, Cost in Excess of Earnings, Prepaid Expenses, Prepaid Insurance & Loss Funds, and other routine operating current assets, but excluding (i) any Notes Receivable or Funds due from Stockholders, (ii) Income Tax assets, (iii) deferred Tax assets, (iv) Cash on Hand, and (v) Accounts Receivable that are not collected in full within 90 days of billing, less (b) the sum of all current liabilities of the Acquired Companies supporting the operations of the business determined in accordance with the Net Working Capital Calculation, including Accounts Payable, Retainage, Accrued Expenses, Payroll Liabilities (excluding any deferred compensation or long-term incentive accruals, which are treated as Indebtedness), Billings in Excess of Cost, and accrued but unpaid credit card balances, but excluding (i) liabilities included in Indebtedness, (ii) Company Transaction Expenses, (iii) Income Tax liabilities, (iv) deferred Tax liabilities, and (v) any short-term notes payable or amounts outstanding under any line of credit or similar revolving credit facility, in each case of clauses (a) and (b) determined as of the Adjustment Calculation Time.

“Net Working Capital Calculation” means (i) in accordance with the sample calculation of Net Working Capital set forth on Exhibit G hereto, and (ii) to the extent not addressed in the foregoing clause (i), in accordance with GAAP consistently applied.

“Notes Receivable” means any indebtedness owing to any Acquired Company that is evidenced by a promissory note, loan agreement, or similar instrument, together with any accrued and unpaid interest thereon.

“Objections Statement” has the meaning set forth in Section 1.12(b).

“Omega Holdco” has the meaning set forth in the Preamble; provided that the term “Omega Holdco” shall also include any successor entity, including the First Surviving Company from and after the First Effective Time until the Second Effective Time and the Second Surviving Company from and after the Second Effective Time.

“Omega Holdco S Period” has the meaning set forth in Section 2.09(s).

“Orange County Lease” means the Triple Net Lease Agreement, entered into effective as of August 1, 2023, by and between Landlord and the Company.

“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

“Outstanding Common Share” or “Outstanding Common Shares” has the meaning set forth in Section 1.06(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Class A Shares” has the meaning set forth in Section 4.07.

“Parent Class B Shares” has the meaning set forth in Section 4.07.

“Parent Indemnified Parties” has the meaning set forth in Section 7.01(b).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been, or is reasonably likely to be, individually or in the aggregate, materially adverse to the assets, business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) conditions affecting the industry in which Parent and its Subsidiaries participate that are not unique to Parent and its Subsidiaries, the U.S. economy as a whole or the capital markets in general or the markets in which Parent and its Subsidiaries operate; (ii) any reduction in the prices of oil and gas; (iii) any change in applicable Laws or the interpretation thereof; (iv) any change in GAAP; and (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, except to the extent such change, effect, event, occurrence, state of facts or development disproportionately affects (relative to other participants in the industry in which Parent and its Subsidiaries operate) Parent and its Subsidiaries.

“Parent Preferred Shares” has the meaning set forth in Section 4.07.

“Parent Replacement Guarantee” has the meaning set forth in Section 6.03.

“Payoff and Settlement Letter” has the meaning set forth in Section 1.11(a)(i).

“Payroll Liabilities” means all accrued and unpaid liabilities of any Acquired Company as of the Closing Date in respect of wages, salaries, hourly compensation, commissions, bonuses (other than deferred compensation or long-term incentive accruals), paid time off, vacation, sick pay, employer-side payroll taxes, and employee benefit contributions and withholdings, in each case for services rendered on or prior to the Closing Date.

“Permits” means any approval, bond, certificate of authority, operating certificate, certificate of need, accreditation, qualification, license, franchise, permit, order, registration, variance, consent, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges for sums not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable and which are not, individually or in the aggregate, significant; (iii) zoning, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property or operation of the Business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; and (v) liens securing rental payments under capital lease arrangements.

“Permitted Transfers” has the meaning set forth in Section 5.02(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (i) the individual’s name, address, date of birth, financial account information, credit card information, e-mail address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its implementing regulations, as well as (ii) any other Data relating to such identified or identifiable natural person.

“Pre-Closing Flow-Through Tax Return” means (a) any U.S. Internal Revenue Service Form 1120-S, U.S. Income Tax Return for an S Corporation, of the Predecessor Corporation or Omega Holdco for any Tax period ending on or before the Closing Date, and (b) any state or local Income Tax Return of the Predecessor Corporation or Omega Holdco for Income Taxes imposed on or with respect to a direct or indirect owner of the Predecessor Corporation or Omega Holdco on a “flow-through” basis for any Tax period ending on or before the Closing Date (including any Income Tax Return filed pursuant to or with respect to any PTET Election or any Income Tax Return reflecting nonresident withholding Income Taxes).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, and with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any and all (i) Taxes (or the non-payment thereof) of, imposed on, payable by, or with respect to any Acquired Company for any Pre-Closing Tax period (in the case of any Straddle Period, determined in the manner set forth in Section 7.02(b)); (ii) to the extent not otherwise covered in (i), Taxes arising from the payment of Indebtedness or Company Transaction Expenses; (iii) Taxes of any other Person for which any Acquired Company becomes liable by reason of (A) being a member of an affiliated, aggregate, combined, consolidated, unitary, or similar Tax group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local, or non-U.S. Tax Law, (B) being a successor-in-interest or transferee of any other Person, Contract (other than any such Contract entered in the ordinary course of business that does not principally relate to Taxes), any Law, or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (C) having an express or implied obligation to indemnify any other Person under any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating to Taxes (excluding any Contract entered in the ordinary course of business that does not principally relate to Taxes) that was executed or in effect at any time prior to Closing; and (iv) any Transfer Taxes for which the Shareholder is responsible pursuant to Section 7.02(d); provided, however, that Pre-Closing Taxes shall be determined without duplication of any such Taxes that were included in Indebtedness, Company Transaction Expenses, or as a current liability in Net Working Capital, in each case as finally determined pursuant to Section 1.12(b).

“Predecessor Corporation” has the meaning set forth in the Recitals.

“Predecessor Corporation’s QSub Period” has the meaning set forth in Section 2.09(t).

“Predecessor Corporation’s S Period” has the meaning set forth in Section 2.09(s).

“Preliminary Closing Statement” has the meaning set forth in Section 1.12(b).

“Privacy and Security Laws” means all applicable Laws imposed by any competent Governmental Authority concerning or related to the treatment of Personal Information, including the collection, use, storage, handling, processing and/or transfer of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise processed; and/or notification to data subjects or any Governmental Authority in connection with a Security Breach involving Personal Information.

“Prepaid Insurance & Loss Funds” means (a) all premiums and other amounts paid by any Acquired Company in advance in respect of insurance coverage attributable to periods after the Closing Date, and (b) all amounts on deposit with, or held by, insurers, third-party administrators, or similar parties to fund losses, deductibles, self-insured retentions, or loss reserves under any insurance program of any Acquired Company.

“Private Placement Legend” has the meaning set forth in Section 1.08(b)(ii).

“Property Taxes” has the meaning set forth in Section 7.02(b).

“PTET Election” means a “pass-through entity Tax” election or similar mechanic where certain state and local Taxes are paid at the entity level instead of paid by the direct or indirect owners of the entity (including any election to file composite Income Tax Returns).

“QSub Election” has the meaning set forth in the Recitals.

“Real Property Leases” has the meaning set forth in Section 2.07(b).

“Real Property Permits” has the meaning set forth in Section 2.07(g).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing into the indoor or outdoor environment.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Documents” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any Affiliate, director, officer, manager, partner or employee of such Person, or any financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.

“Restricted Cash” means, without duplication, all cash and cash equivalents that are not freely useable and available to the Company because they are subject to restrictions or limitations on use or distribution either by contract or for regulatory or legal purposes or are cash and cash equivalents that are collected from customers in advance, are being held on behalf of customers and represent a liability to such customers, and will include cash held in accounts in jurisdictions outside the United States, if the distribution, transfer, or repatriation of such cash to an account in the United States or to the Company, as applicable, would result in Taxes or material out-of-pocket costs or expenses.

“Restricted Person” has the meaning set forth in Section 5.01(b).

“Restricted Territory” has the meaning set forth in Section 5.01(a).

“Restrictive Covenants” has the meaning set forth in Section 5.01(d).

“Retainage” means amounts withheld by a customer (in the case of retainage receivable) or by any Acquired Company from a subcontractor or supplier (in the case of retainage payable) under the terms of a Contract pending completion of the work, satisfaction of performance milestones, or expiration of a warranty or similar period.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SaaS” has the meaning set forth in Section 2.11(i).

“Schedule” or “Disclosure Schedules” has the meaning set forth in ARTICLE II.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.02(b).

“Second Effective Time” has the meaning set forth in Section 1.02(b).

“Second Indemnity Shares Release Date” means the 18-month anniversary of the Closing Date.

“Second Merger” has the meaning set forth in the Recitals.

“Second Surviving Company” has the meaning set forth in Section 1.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means the known or reasonably suspected loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other processing activity involving Company Data.

“SEI LLC” means Solaris Energy Infrastructure, LLC, a Delaware limited liability company and a Subsidiary of Parent.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Indemnified Parties” has the meaning set forth in Section 7.01(c).

“Shareholder Prepared Tax Return” has the meaning set forth in Section 7.02(c).

“Shareholder Released Party” has the meaning set forth in Section 9.20.

“Shareholder Releasing Party” has the meaning set forth in Section 9.20.

“Significant Customers” has the meaning set forth in Section 2.20(a).

“Significant Suppliers” has the meaning set forth in Section 2.20(b).

“Southaven Lease” means the Triple Net Lease Agreement, entered into effective as of July 1, 2025, by and between Landlord and the Company, for the premises located at 3687 May Point Cove, Southaven, Mississippi.

“Specific Liabilities” means all Liabilities related to, arising out of or resulting from the matters set forth on Exhibit H hereto.

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $89,647,431.

“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S., or other income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat, unclaimed property, employee, withholding, or other taxes, assessments, levies, duties, or charges, in each case in the nature of taxes, imposed by a Governmental Authority, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, declaration, report, disclosure, notice, claim for refund, or information return or statement of or relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.01(e)(i).

“Third Party Notice” has the meaning set forth in Section 7.01(e)(i).

“Transfer Agent” means Equiniti Trust Company, LLC.

“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet, opinion or representation letter in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Parent Class A Shares.

“Transfer Taxes” has the meaning set forth in Section 7.02(d).

“Upward Adjustment Amount” has the meaning set forth in Section 1.12(c)(i).

“WARN” has the meaning set forth in Section 2.19(b).

8.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. If the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code Section or any other Law or regulation will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

ARTICLE IX

MISCELLANEOUS

9.01 Press Releases and Communications. The initial press release announcing this Agreement, any ancillary agreements and the transactions contemplated herein shall be in substantially the form mutually agreed upon by the Shareholder and Parent. No other press release, public announcement or public filing related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto without the joint approval of Parent and the Shareholder (which approval shall not be unreasonably withheld, delayed or conditioned), unless required by Law or stock exchange rules; provided that no party shall be required to obtain approval or provide materials for review if the applicable press release, announcement, public filing or communication consists of information that has previously been made public without breach of the obligations under this Section 9.01. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use commercially reasonable efforts to provide the other party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto. The parties understand and agree that Parent or its Affiliates (including, after Closing, the Company) intend to publicly disclose the existence and terms of this Agreement and the transactions contemplated hereby subsequent to the Closing.

9.02 Expenses. Except as otherwise expressly provided herein, the Shareholder and Parent shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, however, that the Shareholder shall bear all fees, costs and expenses of Omega Holdco and the Company incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby (including legal and accounting fees, costs and expenses) by virtue of the inclusion of all such fees and costs as Company Transaction Expenses.

9.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent, Omega Holdco or the Company:

Solaris Energy Infrastructure, Inc.

9651 Katy Freeway

Suite 300

Houston, Texas 77024

Attention: Christopher Powell

Email: christopher.powell@solaris-energy.com

with a copy (which will not constitute notice) to:

Reed Smith LLP

1221 McKinney Street

Suite 2100

Houston, Texas 77010

Attention: Efren Acosta

Email: eacosta@reedsmith.com

Notices to the Shareholder:

Andrew W. Bennett

Email:

with a copy (which will not constitute notice) to:

Riviere, plc

103 W. 3rd St.

Thibodaux, Louisiana 70301

Attention: Christopher H. Riviere

Email: criviere@rivierelaw.com

9.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Parent, on the one hand, and the Shareholder, on the other hand, without the prior written consent of the other party; provided that Parent may, without the consent of any Person, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to (a) one or more of its Affiliates, (b) any purchaser of all or any portion of the assets of Parent or any of its Subsidiaries or (c) any of their lender(s) as collateral security; provided, further, that no such assignment shall relieve Parent of its obligations under this Agreement.

9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.06 References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

9.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

9.08 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon the Shareholder only if such amendment or waiver is set forth in a writing executed by the Shareholder, and any such amendment or waiver shall be binding upon Parent or either Merger Sub (as applicable) only if such amendment or waiver is set forth in a writing executed by Parent or the applicable Merger Sub. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.09 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.10 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.11 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

9.12 Data Room Deliveries. For purposes of determining whether any documents or other items have been delivered or made available, as the case may be, to Parent or Merger Subs, only those documents and other items delivered or made available to Parent or Merger Subs in the online data room titled “Project Odyssey” hosted at       at least two Business Days prior to the Closing Date shall be deemed to be delivered or made available, as the case may be, to Parent or Merger Sub for purposes hereof.

9.13 Specific Performance. The Shareholder, Omega Holdco, Parent and Merger Subs acknowledge and agree that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Shareholder, Omega Holdco, Parent and Merger Subs agree that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

9.14 Delivery. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, if signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.

9.15 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

9.16 Governing Law. All Claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.17 Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 1.12 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE TEXAS BUSINESS COURT, HOUSTON, DIVISION; PROVIDED THAT IF THE TEXAS BUSINESS COURT DECLINES JURISDICTION OR LACKS SUBJECT MATTER JURISDICTION, JURISDICTION AND VENUE SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL COURT LOCATED IN HOUSTON, TEXAS. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. IF THE TEXAS BUSINESS COURT, HOUSTON DIVISION, AND THE FEDERAL COURTS LOCATED IN HOUSTON, TEXAS DECLINE JURISDICTION OR LACK SUBJECT MATTER JURISDICTION, THE PARTIES AGREE TO SUBMIT THE DISPUTE TO FINAL AND BINDING ARBITRATION ADMINISTERED BY THE AAA IN ACCORDANCE WITH ITS COMMERCIAL ARBITRATION RULES THEN IN EFFECT. THE ARBITRATION SHALL BE CONDUCTED BEFORE A SINGLE ARBITRATOR IN HOUSTON, TEXAS, AND THE PROCEEDINGS SHALL BE CONDUCTED IN ENGLISH. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. IF THE PARTIES CANNOT AGREE ON A SINGLE ARBITRATOR WITHIN 10 DAYS OF THE SUBMISSION OF THE NOTICE OF ARBITRATION TO THE AAA, A SINGLE ARBITRATOR SHALL BE APPOINTED BY THE AAA. THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE OR OTHER

DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES, EXCEPT AS MAY BE REQUIRED BY STATUTE. EACH PARTY SHALL BEAR ITS OWN COSTS AND ATTORNEYS’ FEES, AND THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR AND THE AAA, UNLESS THE ARBITRATOR DETERMINES OTHERWISE IN THE AWARD.

9.18 Prevailing Party. If there shall occur any dispute or proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing party.

9.19 Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject to counterclaim or offset, on the dates required hereby (with time being of the essence).

9.20 Release. Notwithstanding anything to the contrary herein, effective as of the Closing Date, the Shareholder, on behalf of himself and his Affiliates (other than, for the avoidance of doubt, Omega Holdco and the Company), hereby irrevocably waives any and all Claims and right to recourse against Omega Holdco, the Company and each of its directors, officers, managers or employees with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made about or with respect to Omega Holdco or the Company in this Agreement and any agreement and/or certificate delivered pursuant hereto. Neither the Shareholder nor any of his Affiliates shall be entitled, directly or indirectly, to contribution from, subrogation to or recovery against Omega Holdco or the Company (or Parent or any of its Subsidiaries or Affiliates from and after the Closing) with respect to any Liability of the Shareholder or any of the Shareholder’s Affiliates that may arise under or pursuant to this Agreement or any agreement and/or certificate delivered pursuant hereto. In consideration of this Agreement, the Shareholder, on behalf of himself and his Affiliates (other than, for the avoidance of doubt, Omega Holdco and the Company), executors, heirs, legal representatives, successors (whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise) and permitted assigns (any of the foregoing, a “Shareholder Releasing Party”) hereby releases and forever discharges, effective as of the Closing Date, Omega Holdco, the Company, Parent, each of their respective Subsidiaries, and each of their respective officers, managers, directors, employees and Representatives (each, a “Shareholder Released Party”) from any and all Claims, Liabilities or obligations of any nature (whether known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, due or to become due, accrued, fixed or otherwise) which have been or could have been or could be asserted against any Shareholder Released Party, which such Shareholder Releasing Party has or ever had or may have, arising out of or in any way relating to events, circumstances, actions or omissions, occurring, existing or taken prior to or as of the Closing Date with respect to matters relating to the Company; provided, however, that the parties acknowledge and agree that this Section 9.20 does not apply to and shall not constitute a release of (a) any rights or obligations arising under this Agreement, (b) any rights or obligations arising under or related to the ownership of the Parent Class A Shares, (c) any claims that cannot be released as a matter of law, and (d) any claims for wages, compensation, or employee benefits arising out of any employment or consulting relationship between the Shareholder and the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PARENT:

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	President

MERGER SUBS:

ODYSSEY MERGER CO.

By:	/s/ Christopher Powell
Name:	Christopher Powell
Title:	Director

OMEGA ACQUISITION HOLDINGS LLC

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	President

SHAREHOLDER:

/s/ Andrew W. Bennett
Andrew W. Bennett

OMEGA HOLDCO:

OMEGA FOUNDATION SERVICES HOLDCO, INC.

By:	/s/ Andrew W. Bennett
Name:	Andrew W. Bennett
Title:	Director

[Signature Page to Agreement and Plan of Merger]